Exhibit 3.1

THE COMPANIES LAW, 1999

A PRIVATE COMPANY LIMITED BY SHARES

Amended and Restated

Articles of Association

of

monday.com Ltd.

51-474488-7

Effective: December 28, 2020

General

1.	Certain Definitions: In these Articles, unless the context otherwise requires:

1.1.        “Affiliate” means with respect to any Person, any other Person, directly or indirectly, through one or more intermediary Persons, controlling, controlled by, or under common control with such Person.

1.2.        These “Articles” means the Articles of Association of the Company, as shall be in force from time to time.

1.3.        “As-Converted Basis” means, the calculation of the applicable share capital while treating for this purpose all Preferred Shares as if they had been converted to Ordinary Shares pursuant to the terms of these Articles immediately prior to such time.

1.4.        The “Board” means the Board of Directors of the Company duly appointed in accordance with these Articles.

1.5.        “Bonus Shares” means shares issued by the Company for no consideration to all Shareholders on a pro-rata As-Converted Basis with respect to all Company’s shares.

1.6.        “Business Day” means Sunday through Thursday, inclusive, with the exceptions of holidays and official days of rest in the State of Israel.

1.7.        “Closing” means the Closing under the Series A Share Purchase Agreement.

1.8.        The “Company” means the company whose name is set forth above.

1.9.        The “Companies Law” means the Companies Law, 5759–1999, as amended from time to time.

1.10.      The “Companies Regulations” means Regulations promulgated pursuant to the Companies Law and/or the Companies Ordinance [New Version], 5743–1983, as may be in effect from time to time.

1.11.      “Director” means any member of the Board appointed or elected in accordance with these Articles holding office at any given time.

1.12.      “Dividend” means any asset or funds transferred by the Company to the Shareholders in respect of such Shareholders’ shares, whether in cash, cash equivalents, securities or in any other form, including a transfer for no consideration, but excluding Bonus Shares.

1.13.      “Distribution” means the distribution of Dividend, declaration of such distribution, and a Repurchase. The payment to Shareholders following a Liquidation Event shall also be deemed to be a Distribution.

1.14.      “Equity Securities” means any Ordinary Shares, Preferred A Shares, Preferred B Shares, Preferred B-1 Shares, Preferred B-2 Shares, Preferred C Shares, Preferred D Shares, Preferred E Shares, any securities evidencing an ownership interest in the Company, or any securities (including, inter alia, options, warrants, convertible securities, convertible loans, convertible debentures, bonds, capital notes or any securities issuable pursuant to any anti-dilution rights of existing Shareholders) convertible, exchangeable or exercisable into any of the aforesaid securities, any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares, or any other securities of the Company and any Convertible Securities as defined in Article 8.4.5.10.

1.15.      “Founder” means Roy Man.

1.16.      “Fully Diluted Basis” means the Company’s issued and outstanding share capital as of the time of applicable calculation, plus all shares of the Company issuable upon conversion of then outstanding Equity Securities, including any Equity Securities reserved for granting under the Company’s share option plan(s).

1.17.      “General Meeting” or “general meeting” means annual or special general meeting of the Shareholders.

1.18.      Reserved.

1.19.      “Insight” means, collectively, Insight Venture Partners IX, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Cayman) IX, L.P., a Cayman Islands exempted limited partnership, Insight Venture Partners (Delaware) IX, L.P., a Delaware limited partnership, and Insight Venture Partners IX (Co-Investors), L.P., a Cayman Islands exempted limited partnership, together with their respective Permitted Transferees.

1.20.      “Interested Party” means any “interested party”, as such term is defined in the Securities Law, or any member of the family or Affiliate of such Interested Party.

1.21.      “IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering, pursuant to applicable securities law(s) and regulations, covering the offer and sale of Ordinary Shares to the public.

1.22.      “Lien” means, with respect to Equity Securities, any mortgage, lien, pledge, charge, security interest, encumbrance in respect of such Equity Securities. For purposes of these Articles, a Person shall be deemed to own Equity Securities subject to a Lien if it has entered into an agreement providing for a Transfer of such Equity Securities.

1.23.      “Law” or “law” means the provisions of any law (“din”) as defined in the Interpretation Law, 1981.

1.24.      “Liquidation Event” shall have the meaning set forth in Article 132.8 below.

1.25.      “Major Shareholder” means, subject to Article 2.2 below, a holder of (i) any class of Preferred Shares; or (ii) Ordinary Shares holding Ordinary Shares constituting more than five percent (5%) of the issued and outstanding share capital of the Company on a Fully Diluted Basis.

1.26.      The “Office” means the registered office of the Company.

1.27.      “Office Holder” - as defined in the Companies Law.

1.28.      “Ordinary Shares” shall have the meaning set forth in Article 6 below.

1.29.      “Original Issue Price” means with respect to the Preferred A Shares – US$0.30 (i.e., following the distribution of Bonus Shares dated June 29th, 2017 (1:100), originally was US$30.00) (the “Preferred A Original Issue Price”), with respect to the Preferred B Shares – US$1.082486 (i.e., following the distribution of Bonus Shares dated June 29th, 2017 (1:100), originally was US$108.2486) (the “Preferred B Original Issue Price”), with respect to the Preferred B-1 Shares – US$0.7036 (i.e., following the distribution of Bonus Shares dated June 29th, 2017 (1:100), originally was US$70.36); with respect to the Preferred B-2 Shares – US$0.7740 (i.e., following the distribution of Bonus Shares dated June 29th, 2017 (1:100), originally was US$77.40), with respect to the Preferred C Shares – US$3.7640 (i.e., following the distribution of Bonus Shares dated June 29th, 2017 (1:100), originally was US$376.40) (the “Preferred C Original Issue Price”), with respect to the Preferred D Shares – US$13.6611 (the “Preferred D Original Issue Price”); and with respect to the Preferred E Shares – US$41.271 (the “Preferred E Original Issue Price”), in each case, subject to proportional adjustment for any Recapitalization Event.

1.30.      “Permitted Transferee” means (A) with respect to any Shareholder who is a natural person – (i) such Shareholder’s spouse, parents, children and grandchildren (“Family Members”); (ii) such Shareholder’s trustee, provided such trust is solely for the benefit of such Shareholder or its Permitted Transferees; or (iii) such Shareholder’s transferee by operation of law; (B) with respect to any Shareholder which is a limited partnership or a corporate entity: (i) any Person which controls, is controlled by, or is under common control with, in each case, either directly or indirectly, such Shareholder; (ii) in the case of a Shareholder which is a partnership – its partners; (iii) in the case of a Shareholder which is a limited liability company - its members and officers; (iv) the surviving entity in the merger of such Shareholder with another company or the entity succeeding to all or substantially all of the assets of such Shareholder; (v) in a Transfer resulting from the liquidation of a Shareholder - the successors in interest to such liquidated Shareholder; (vi) the limited and general partners of such Shareholder and the limited and general partners of, and any person or entity controlling (either directly or through an entity controlled by such person or entity), such limited or general partners, or (vii) any entity or group of related entities which is purchasing from such Shareholder all or substantially all the portfolio of its holdings in technology companies, including securities of the Company; (C) in the case of SG Growth – (i) each of the entities of SG Growth; (ii) any other entity for which SG Growth serves as the general partner; (iii) any of the partners in any of the entities of SG Growth, (iv) any of the partners in SG Growth; (v) any of the shareholders in SG Growth; or (vi) any other entity in which the members, partners and/or managers of SG Growth, whether direct or indirect (i.e. through an unbroken chain of entities), are also members, partners and/or managers, whether direct or indirect, of such entity’s general partner or managing entity; and (vii) any entity or group of related entities which is purchasing from SG Growth any of its active portfolio company holdings; and (D) in the case of Sonnipe and Aviad Eyal – such entities shall be considered as a Permitted Transferee of each other.

1.31.      “Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

1.32.      “Preferred Shares” means the Preferred A Shares, the Preferred B Shares, the Preferred B-1 Shares, the Preferred B-2 Shares, the Preferred C Shares, the Preferred D Shares and the Preferred E Shares, collectively.

1.33.      “Qualified IPO” means the closing of the sale of Ordinary Shares in an initial firm-commitment underwritten public offering with a price per share of at least 1.25 times the Preferred E Original Issue Price.

1.34.      “Recapitalization Event” means any split or consolidation of shares, the distribution of Bonus Shares, any recapitalization of the Company’s Equity Securities pursuant to Section 350 of the Companies Law and any other reclassification or similar events.

1.35.      The “Register” means the Register of Shareholders that is to be kept pursuant to Section 127 of the Companies Law.

1.36.      “Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, including an obligation to do the same.

1.37.      “Sapphire” means Sapphire Ventures Fund IV, L.P., Sapphire Opportunity Fund, L.P. together with their respective Permitted Transferees.

1.38.      The “Securities Law” means the Securities Law, 5728-1968, as amended from time to time.

1.39.      “Series A Share Purchase Agreement” means the Share Purchase Agreement by and among the Company, the Founders and the investors listed therein dated as of July 11, 2012.

1.40.      “Series E Share Purchase Agreement” means the Share Purchase Agreement by and among the Company and the investors listed therein dated as of June 21, 2019.

1.41.      “SG Growth” means collectively SG Growth Partners III Offshore AIV, LP and SG Growth Partners IV Offshore AIV, LP together with their respective Permitted Transferees.

1.42.      “Shareholders” means any Person registered as a holder of Ordinary Share(s) or Preferred Share(s) in the Register.

1.43.      “Sonnipe” means Sonnipe Limited together with its Permitted Transferees.

1.44.      “Transfer” or “transfer” (whether used as a verb or a noun) refers to any sale, lease, assignment, Lien, gift, conveyance, or any other disposition or transfer of shares or other Equity Securities of the Company, and/or any legal or beneficial interest therein, including, without limitation or from derogating from the generality of the aforementioned: (i) an option or a contingent commitment regarding any of the aforementioned actions; (ii) any right with respect to any rights attached to Equity Securities (e.g., rights to Dividends, rights to receive any amounts in any Liquidation Event or voting right, rights to purchase equity securities offered as part of any right of first refusal or preemptive right); (iii) any tender or transfer in connection with any merger, recapitalization, reclassification, or tender or exchange offer (for all or any part of the Company’s Equity Securities), whether or not the Person making any such Transfer votes for or against any transaction involving any such Transfer; (iv) any such action resulting from the liquidation, winding up, bankruptcy, or the death of a Person or as a result of one’s estate planning or divorce. If a Person’s Equity Securities are held by a company (“Holding Company”) and the Equity Securities comprise substantially all of the assets of the Holding Company, then: (x) any sale, lease, assignment, Lien, gift, conveyance, or any other disposition or transfer of shares or other equity securities of the Holding Company, and/or any legal or beneficial interest therein; or (y) issuance of shares or equity securities in the Holding Company, in one transaction or a series of related transactions, resulting in a change of control in the Holding Company will be deemed to be a Transfer of Equity Securities which will be subject to the terms of these Articles.

2.	Interpretation

2.1.        The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Companies Law, as in effect on the day on which these Articles become binding on the Company, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law or the regulations promulgated thereunder.

2.2.        All shares held (beneficially or of record), at the time of applicable calculation, by a Shareholder, and all other Shareholders who are Permitted Transferees of such Shareholder, and all shares held in trust for any such Person(s), and for as long as such shares are held in trust (a “Major Shareholder Group”), shall be (subject to the provisions of Article 13 dealing with preemptive rights that may lead to violation of any applicable securities laws or regulations) aggregated together for the purpose of determining (i) whether such Shareholder constitutes a Major Shareholder and (ii) the availability to such holders of any other rights under these Articles, and the rights of a Major Shareholder and such other rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are part of such Major Shareholder Group.

2.3.        Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

2.4.        The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.5.        Writing or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including facsimile, or other form of writing produced by electronic communication.

2.6.        Whenever the words “include”, “includes” or “including” are used in these Articles, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

2.7.        All references to time shall refer to Jerusalem time.

2.8.        The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

2.9.        Reference to a “series” of shares will mean a “class” of shares.

2.10.      The word “contract” or “agreement” means any legally binding oral or written contract, agreement, understanding, undertaking, indenture, note, or bond pursuant to which a holder of Equity Securities is a party.

2.11.      The use of the word “or” shall not, necessarily, be exclusive.

2.12.      The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Israeli New Shekels, for purpose of this Agreement, the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

2.13.      Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of these Articles and these Articles shall not be deemed to have been drafted by the Company or the investors under the Series E Share Purchase Agreement. When constructing any ambiguities, these Articles, and acknowledging the Shareholders’ intent - unless specifically provided herein, limit a Shareholder or a group of Shareholders holding a minority interest in the Company to block any decision, action or transaction recommended or approved by the Board or by the Shareholders holding the majority of the Company’s issued share capital.

2.14.      Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout these Articles.

2.15.      Notwithstanding any case law dealing with the incorporation by reference of agreements, contracts, undertakings or documents which are not attached to these Articles (“Referenced Agreements”), with respect to the ability of Shareholders to act, rely on or be impacted by, or the enforceability of terms and conditions not specifically set forth in these Articles (but rather in the Referenced Agreements), Referenced Agreements shall be deemed to have been incorporated into these Articles and the provisions of these Articles relating to Referenced Agreement will be enforceable against any Shareholder who is a party to such Referenced Agreement and the Shareholders agree to exempt the Company from attaching or making the Referenced Agreements available to all Shareholders.

2.16.      In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles.

Limited Liability

3.	The liability of each Shareholder is limited up to the unpaid portion, if any, of the full amount such Shareholder undertook to pay for the shares of the Company issued to it.

Limitations

4.	The following limitations shall apply to the Company:

4.1.        The right to transfer shares is restricted in the manner hereinafter provided;

4.2.        The number of Shareholders at any time (other than employees or former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Articles; and

4.3.        An offer to the public to subscribe for shares or debentures of the Company is prohibited. Provisions that ensure, among other things, that the number of Shareholders does not exceed 50 and that the Company continues to be a private company that is not required to publish its financial statements, and is treated as such under the Companies Law, are included in these Articles (including by limiting transfers in the Articles dealing with Restrictions on Sale (Articles 37 through 41) and limiting the preemptive rights set forth in Article 13 below. For the purpose of Article 4, to the extent consistent with the provisions of the Companies Law, a person shall be deemed to be in the employment of the Company, whether such person is or has been employed as an employee or consultant by the Company or any of its subsidiaries, and regardless of the manner or circumstances in which the shares of the Company have been acquired by such person.

The Company’s Objectives and Purpose

5.            The Company has been established to engage in any lawful business. The Company shall act based upon business considerations in order to gain profits. The Company may also donate or contribute reasonable amounts for worthy causes, even if such contributions are not made based upon any business considerations.

Share Capital

6.            Registered Share Capital

6.1.        The registered share capital of the Company consists of 52,943,061 Ordinary Shares, of no nominal value (“Ordinary Shares”); 5,000,000 Preferred A Shares, of no nominal value (“Preferred A Shares”); 4,619,000 Preferred B Shares, of no nominal value (“Preferred B Shares”); 1,563,400 Preferred B-1 Shares, of no nominal value (“Preferred B-1 Shares”); 1,938,100 Preferred B-2 Shares, of no nominal value (“Preferred B-2 Shares”); 6,641,900 Preferred C Shares, of no nominal value (“Preferred C Shares”); 3,660,027 Preferred D Shares, of no nominal value (“Preferred D Shares”); and 3,634,512 Preferred E Shares, of no nominal value (“Preferred E Shares”).

6.2.        Subject to the provisions of these Articles, including without limitation the provisions of Article 10 and Articles 57 (Special Matters – Restrictive Provisions) and 87 (Special Matters – Restrictive Provisions) hereof, the registered share capital of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine.

7.	Share Capital - Rights, Powers and Privileges of Shares

7.1.        Ordinary Shares: The Ordinary Shares confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of, and to attend, all General Meetings, the right to vote thereat with each Ordinary Share held entitling the holder thereof to one vote at all General Meetings (and written actions in lieu of meetings), the right to participate and share (subject to the provisions of Article 132 (‘Distribution Preference’)), on a per share basis, in any Distribution and in distribution of surplus assets and funds of the Company in the event of a Liquidation Event, and certain other rights as may be expressly provided for herein or under the Companies Law. All Ordinary Shares rank pari passu amongst themselves for all intents and purposes, including, without limitation, in relation to the amounts of capital paid or credited as paid on their nominal value, if any. The voting, dividend and liquidation rights of the holders of Ordinary Shares are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein. With respect to rights, powers and privileges granted to the holders of all Ordinary Shares and NOT to the holders of Preferred Shares – such rights, powers and privileges may be waived on behalf of all (but not part) of the holders of all Ordinary Shares by the affirmative written consent or vote of the holders of at least the majority of the Ordinary Shares then outstanding, voting as a single class on an As-Converted Basis (“Ordinary Shares Majority”).

7.2.        Preferred Shares: The Preferred Shares shall confer upon the holders thereof all rights conferred upon the holders of Ordinary Shares in the Company, and, in addition, only the rights, preferences and privileges granted to the Preferred Shares in these Articles and under applicable Law. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Preferred Shares set forth herein may be waived on behalf of all (but not part) of the holders of Preferred Shares by the affirmative written consent or vote of at least three out of the following five Persons: Sonnipe, Insight, SG Growth, Sapphire and/or the Founder (“Preferred Shares Majority”); provided, however, that in the event any one of Sonnipe, Insight, SG Growth and/or Sapphire cease to hold at least ten percent (10%) of the Preferred Shares held by such investor as of the date of the Series D Share Purchase Agreement or the Series E Share Purchase Agreement, as applicable (after giving effect to the transactions contemplated thereby), then the term “Preferred Shares Majority” shall mean the affirmative written consent or vote of the holders of at least two out of the four remaining aforesaid Persons; and provided, further, that in the event that any two of Sonnipe, Insight, SG Growth and/or Sapphire cease to hold at least ten percent (10%) of the Preferred Shares held by each of such investors as of the date of the Series D Share Purchase Agreement or the Series E Share Purchase Agreement, as applicable (after giving effect to the transactions contemplated thereby), then the term “Preferred Shares Majority” shall mean the affirmative written consent or vote of the holders of at least a majority of the Preferred Shares then outstanding; provided, further, that notwithstanding the foregoing the Company shall not, without the prior written consent of the (i) holders of the majority of the Preferred C Shares then outstanding (the “Preferred C Shares Majority”), either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of these Articles in a manner that adversely affects the rights, powers, privileges or other terms of the Preferred C Shares; and/or (ii) holders of the majority of the Preferred D Shares then outstanding (the “Preferred D Shares Majority”), either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of these Articles in a manner that adversely affects the rights, powers, privileges or other terms of the Preferred D Shares; and/or (ii) holders of the majority of the Preferred E Shares then outstanding, including the consent of Sapphire (the “Preferred E Shares Majority”), either directly or indirectly, by amendment, merger, consolidation or otherwise, amend, alter or repeal any provision of these Articles in a manner that adversely affects the rights, powers, privileges or other terms of the Preferred E Shares. A waiver of any right, power of preference may be for one occasion, case or event or for perpetuity, and may include a waiver of the entire right or a portion thereof (e.g., waiver of 100% of the preemptive rights or 50% of the liquidation preference rights).

8.            Conversion of Preferred Shares. The holders of Preferred Shares shall have conversion rights as follows:

8.1.        Right to Convert. Each Preferred Share shall be convertible, at the option of the respective holder(s) thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price (as defined below) at the time in effect for such share.

8.2.        Mandatory Conversion. Upon the earlier of (i) the time immediately prior to the closing of a Qualified IPO, (ii) the date specified by vote or written consent of the Preferred Shares Majority (the time of occurrence of the event set forth in sub-article (i) or the date specified in sub-article (ii), the “Mandatory Conversion Date”), (A) all outstanding Preferred Shares shall automatically be converted into fully paid and non-assessable Ordinary Shares, as is determined by dividing the applicable Original Issue Price of such shares by the Conversion Price at the time in effect for such shares, and (B) the shares so converted may not be reissued by the Company as shares of such series. Notwithstanding anything herein to the contrary, other than pursuant to sub-article (i) in the immediately preceding sentence, the Preferred C Shares shall not be automatically converted into Ordinary Shares without the prior written consent of the Preferred C Shares Majority; the Preferred D Shares shall not be automatically converted into Ordinary Shares without the prior written consent of the Preferred D Shares Majority; and the Preferred E Shares shall not be automatically converted into Ordinary Shares without the prior written consent of the Preferred E Shares Majority.

8.3.        Conversion Price. As of the time of creation of Preferred Shares, the conversion price per share for each Preferred Share shall initially be the applicable Original Issue Price. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Ordinary Shares, shall be subject to adjustment as provided below in Article 8.4.4. The conversion price of the Preferred Shares, as in effect from time to time, is referred to as the “Conversion Price”.

8.4.        Mechanics of Conversion

8.4.1.                           Voluntary Conversion

8.4.1.1.          In order for a holder of shares of Preferred Shares to voluntarily convert Preferred Shares into Ordinary Shares, such holder shall surrender, at the principal office of the Company, a written notice that such holder elects to convert all or any number of the Preferred Shares held by such holder and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Ordinary Shares to be issued.

8.4.1.2.          The close of business on the date of receipt by the Company of such notice or immediately prior to the occurrence of any later event set forth in the notice so received as an applicable event on which such conversion is contingent, shall be the time of conversion (the “Conversion Time”), and the Ordinary Shares issuable upon conversion of the shares specified in such notice shall be deemed to be outstanding of record as of such time. The Company shall, as soon as practicable after the Conversion Time and the surrender by the holder of Preferred Shares so converted of the certificate or certificates for such Preferred Shares, issue and deliver to such holder of shares, or to his, her or its nominees, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled pursuant to Article 8.1, together with cash in lieu of any fraction of an Ordinary Share otherwise issuable upon such conversion.

8.4.1.3.          All Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor.

8.4.1.4.          All certificates evidencing Preferred Shares which shall have been converted in accordance with the provisions hereof, shall, from and after the Conversion Time, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such time. Notwithstanding the foregoing, until such time as a replacement certificate(s) has been issued pursuant to Article 8.4.1.2, all certificates evidencing Preferred Shares which shall have been converted in accordance with the provisions hereof shall evidence the number of Ordinary Shares into which they have been so converted.

8.4.2.                         Mandatory Conversion

8.4.2.1.          In the event of any conversion of Preferred Shares pursuant to Article 8.2, all holders of record of Preferred Shares shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares pursuant to Article 8.2. The Company shall give notice to each holder of Preferred Shares, of any conversion pursuant to Article 8.2(ii) above, upon receipt of a notice from the requisite holders of Preferred Shares (acting together as a single class), and of any conversion pursuant to Article 8.2(i) above, a reasonable time (but in any event not less than twenty (20) days) prior to the consummation of a Qualified IPO, which period may be shortened with the consent of the Preferred Shares Majority and the consent of the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority. Such notice shall be sent in compliance with the provisions of Articles 125-130 below (Notices), to each record holder of Preferred Shares.

8.4.2.2.          On the Mandatory Conversion Date, all outstanding Preferred Shares (other than Preferred C Shares, Preferred D Shares and Preferred E Shares, unless consent to conversion thereof has been duly obtained in accordance with these Articles) shall be deemed to have been converted into Ordinary Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Ordinary Shares into which such Preferred Shares has been converted.

8.4.2.3.          As soon as practicable after the Mandatory Conversion Date and the surrender by the holder of Preferred Shares so converted of the certificate or certificates for such Preferred Shares, the Company shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full Ordinary Shares issuable on such conversion in accordance with the provisions hereof and cash in lieu of any fraction of an Ordinary Shares otherwise issuable upon such conversion.

8.4.2.4.          All certificates evidencing Preferred Shares which have been converted in accordance with the provisions hereof, shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such time. Notwithstanding the foregoing, until such time as a replacement certificate(s) has been issued pursuant to Article 8.4.2.3, all certificates evidencing Preferred Shares which shall have been converted in accordance with the provisions hereof shall evidence the number of Ordinary Shares into which they have been so converted.

8.4.3.            General

8.4.3.1.          If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

8.4.3.2.          Upon any such conversion, adjustment shall be made to the applicable Conversion Price for any declared but unpaid Dividends on the Preferred Shares surrendered for conversion or on the Ordinary Shares delivered upon conversion.

8.4.4.           Adjustments. The Conversion Price and the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be subject to adjustment as follows:

8.4.4.1.          Adjustment for Share Splits and Combinations. If the Company effects a subdivision of the outstanding Ordinary Shares without effecting a comparable subdivision of the Preferred Shares, then, the Conversion Price then in effect immediately before the subdivision shall be proportionately decreased such that the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately increased. Conversely, if the Company combines the outstanding Ordinary Shares into a smaller number of shares without effecting a comparable combination of the Preferred Shares, then the Conversion Price then in effect immediately before the combination shall be proportionately increased such that the number of Ordinary Shares issuable upon conversion of the Preferred Shares shall be proportionately decreased. Any adjustment under this Article 8.4.4.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.

8.4.4.2.          Adjustments for Reclassification, Exchange and Substitution. In the event the Ordinary Shares issuable upon the conversion of the Preferred Shares are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 8), then in any such event each holder of Preferred Shares shall have the right thereafter to receive, upon the conversion of such Preferred Shares, the kind and amount of shares and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of Ordinary Shares into which such Preferred Shares would have been converted at the time of such recapitalization, reclassification or other change, all subject to further adjustment as provided herein.

8.4.4.3.          Reorganizations, Mergers, Consolidations or Sales of Assets. If there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article 8) or a merger or consolidation of the Company with or into another company or the sale of all or part of the Company’s properties and assets to any other person (other than a merger, consolidation or sale provided for in Article 132 below), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive, upon the conversion of such shares, the number of shares of stock or other securities or property to which a holder of the number of shares of Ordinary Shares issuable upon conversion at the time of such reorganization, merger, consolidation or sale would have been entitled upon such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 8 with respect to the rights of the holders of such Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Article 8 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

8.4.5.           Sale of Shares below Share Conversion Price (Anti-dilution Protection).

8.4.5.1.          If the Company issues or sells, or is deemed by the express provisions of this Article 8.4.5 to have issued or sold, Additional Shares (as hereinafter defined) for an Effective Price (as hereinafter defined) which is less than the applicable Conversion Price then in effect for the Preferred Shares, then and in each such case the Conversion Price then in effect for the Preferred Shares, as applicable, shall be reduced, concurrently with such issue or sale, for no additional consideration, to a price (calculated to the nearest cent with half a cent being rounded up) determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of Ordinary Shares outstanding, immediately prior to such issuance of Additional Shares, plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at the Conversion Price in effect immediately prior to such issuance of Additional Shares, and (ii) the denominator of which shall be the number of Ordinary Shares outstanding, immediately prior to such issuance of Additional Shares, plus the number of the Additional Shares so issued; provided, however, that anything herein contained to the contrary notwithstanding, in the event of any Additional Shares issued or deemed to be issued by the Company pursuant to the conversion of any loan under any convertible loan instrument, which is entered into by and between the Company and a holder of Preferred Shares, and approved by the Board (which approval must include at least two of the Preferred Designees (as defined under Article 69.2)) following the date hereof (the “Conversion Shares”), the consideration per share received by the Company for such Conversion Shares, solely with respect to the holder of Preferred Shares to which the Additional Shares issued at Discounted Price are applicable, shall be deemed to be the full (100%) price per share (even if such price is based on a discount, if applicable thereunder) of which the conversion price of such loan amount was calculated thereunder for purpose of such conversion (irrespective of the discounted, if applicable, price per share actually paid for such Conversion Shares) (the “Full Price” and the “Discounted Price” respectively); accordingly, in the event that the issuance of such Conversion Shares at the Full Price would have resulted in an adjustment of the Conversion Price of any Preferred Shares then outstanding, then, solely with respect to the holder of Preferred Shares to which the Additional Shares are issued at a Discounted Price are applicable, such adjustment shall be made as if the issuance of such Conversion Shares was made at the Full Price, and no further adjustment shall be made in respect of the balance between the Full Price and the Discounted Price, if such a balance exists.

For the purpose of the above calculation, the number of Ordinary Shares outstanding immediately prior to such issuance of Additional Shares shall be calculated on a Fully Diluted Basis and As-Converted Basis.

8.4.5.2.          For the purpose of making any adjustment required under this Article 8.4.5, the consideration received or receivable by the Company for any issue or sale of Additional Shares shall (A) to the extent it consists of cash, be computed at the gross amount of cash received or receivable by the Company in consideration for such issuance or sale, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as is determined in good faith by the Board (which approval must include the affirmative vote of at least two of the Preferred Designees), and (C)  if Additional Shares, Convertible Securities or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other assets of the Company for consideration which covers both, be computed as the portion of the consideration so received or receivable as provided in clauses (A) and (B) above, that may be mutually determined in good faith by the Board (which approval must include the affirmative vote of at least two of the Preferred Designees) to be allocable to such Additional Shares or Convertible Securities.

8.4.5.3.          For the purpose of an adjustment required under this Article 8.4.5, if the Company issues or sells any Convertible Securities, then in each case the Company shall be deemed (A) to have issued, at the time of the issuance of such Convertible Securities, the maximum number of Additional Shares (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provision contained therein designed to protect against dilution) issuable upon exercise, conversion or exchange thereof, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, and (B) to have received, as consideration for the issuance of such Additional Shares, an amount (the “Total Consideration”) equal to (i) the total amount of the gross consideration, if any, received or receivable by the Company for the issuance of such Convertible Securities, plus (ii) the minimum amounts of additional consideration, if any (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provision contained therein designed to protect against dilution), payable to the Company upon the conversion, exchange or exercise of such Convertible Securities for or into the Additional Shares covered thereby, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities.

8.4.5.4.          In the event the Effective Price for any Additional Shares issuable, or the number of Ordinary Shares deliverable, upon conversion or exercise of any such Convertible Securities, shall be increased or decreased subsequent to the issuance of such securities, then, effective upon such increase or decrease becoming effective, the Conversion Price to the extent in any way affected by such modification or adjustment, shall be further adjusted to the Conversion Price that would have been in effect had such Effective Price been in effect upon the initial issuance of such Convertible Securities. To the extent that the actual issuance price of Additional Shares is equal to or in excess of the amounts initially determined in accordance with Article 8.4.5.2 and 8.4.5.3 above, no further adjustment of the Conversion Price, adjusted upon the issuance of such Convertible Securities, shall be made as a result of the actual issuance of Additional Shares on the exercise, conversion or exchange of any such Convertible Securities. Notwithstanding the foregoing, no readjustment pursuant to this Article 8.4.5.4 shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of such Convertible Security) between the original adjustment date and such readjustment date.

8.4.5.5.          If the terms of any Convertible Security (excluding Convertible Securities which are themselves not deemed Additional Shares), the issuance of which did not result in an adjustment to the Conversion Price (either because the consideration per share (determined pursuant to Article 8.4.5) of the Additional Shares subject thereto was equal to or greater than such Conversion Price then in effect, or because such Convertible Security was issued before the closing of the Series E Share Purchase Agreement), are revised after the closing of the Series E Share Purchase Agreement as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Convertible Security, or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto, shall be deemed to have been issued effective upon such increase or decrease becoming effective and the Conversion Price shall be adjusted pursuant to the terms of this Article 8.4.5 to the extent applicable.

8.4.5.6.          Upon the expiration or termination of any unexercised, unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Article 8.4.5, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

8.4.5.7.          If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price, if and as applicable, provided for in this Article 8.4.5 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Articles 8.4.5.4 and 8.4.5.5). If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Article 8.4.5 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

8.4.5.8.          No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares if the Company receives written notice from the Preferred Shares Majority and from the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares.

8.4.5.9.          “Additional Shares” shall mean all Equity Securities issued (or deemed, by the express provisions of this Article 8.4.5 to be issued) by the Company after the date of adoption of these Articles, other than such Equity Securities issued or issuable:

(A)              upon the exercise of, the conversion or the exchange of Convertible Securities, in each case provided such issuance actually occurs and is pursuant to the terms of such Convertible Security;

(B)               to Directors or employees of or consultants, contractors or advisors to, the Company or its wholly-owned subsidiaries (if any) in connection with their service to the Company or its wholly-owned subsidiaries, pursuant to a share incentive plan or agreement approved in advance by the Board with the affirmative vote of at least two of the Preferred Designees;

(C)               to all shareholders of the Company on an As-Converted Basis in connection with any issuance of Bonus Shares, share splits or other similar Recapitalization Event;

(D)               pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets of such Person, reorganization or a joint venture agreement, provided, that such issuances are approved by the Board with the affirmative vote of at least two of the Preferred Designees;

(E)               in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements approved by the Board with the affirmative vote of at least two of the Preferred Designees;

(F)               to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board with the affirmative vote of at least two of the Preferred Designees;

(G)               to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction entered into for non-equity financing purposes and approved by the Board with the affirmative vote of at least two of the Preferred Designees; or

(H)               which have been determined by the Preferred Shares Majority and by the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority not to be deemed “Additional Shares”.

For purposes of the definition of “Additional Shares”, the sale or other disposition of any Equity Securities of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.

8.4.5.10.        “Convertible Securities” shall mean any options, warrants, convertible notes or other securities or rights convertible, exchangeable or exercisable, with or without the payment of additional consideration, into Equity Securities.

8.4.5.11.        The “Effective Price” of Additional Shares shall mean the quotient obtained by dividing (x) the gross consideration received or receivable, plus the Total Consideration deemed to have been received, by the Company for such issue under this Article 8.4.5, for such Additional Shares, by (y) the total number of shares of Additional Shares, issued or sold, or deemed to have been issued or sold by the Company under this Article 8.4.5.

8.4.5.12.        Share Dividend. If the Company at any time pays a dividend, with respect to its Ordinary Shares only, payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares, without any comparable payment or distribution to the holders of Preferred Shares (hereinafter referred to as “Ordinary Shares Equivalents”), then the applicable Conversion Price shall be adjusted as at the date the Company fixes as a record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment) to that price determined by dividing the applicable Conversion Price in effect immediately prior to such record date (or if no record date is fixed then immediately prior to such payment) by the sum of (i) one (1) plus (ii) the number of Ordinary Shares Equivalents payable upon such event with respect to one (1) Ordinary Share then outstanding.

8.4.5.13.        Securities Dividend. In the event (other than the events referred to in Article 132 below) the Company declares a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash Dividends) or options or rights not referred to in Article 8.4.5.12 above, then, in each such case, the holders of Preferred Shares shall be entitled to receive a proportionate share of such distribution in respect of their Preferred Shares on an As-Converted Basis as of the record date for such distribution.

8.4.5.14.        Certificate of Adjustment. In each case of an adjustment or readjustment of any Conversion Price or the number of Ordinary Shares or other securities issuable upon conversion of the Preferred Shares, the Company, at its expense and upon the request of any holder of Preferred Shares, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, executed by the Company’s Chief Executive Officer, and shall send such certificate to each registered holder of the Preferred Shares. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of Additional Shares and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares.

8.4.5.15.        Notices of Record Date. In the event of (A) any taking by the Company of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any capital reorganization of the Company, any reclassification or recapitalization of the share capital of the Company, any merger or consolidation of the Company with or into any other company, or any transfer of all or substantially all of the assets of the Company to any other person or any Liquidation Event or Distribution, the Company shall mail to each holder of Preferred Shares, at least twenty (20) days prior to the record date specified therein (or such shorter period as may be agreed to by the Preferred Shares Majority), a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, Liquidation Event, Distribution or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as of when the holders of record of Ordinary Shares and Preferred Shares (or other securities) shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, Liquidation Event, Distribution or winding up.

8.4.5.16.        Rounding of Calculations; Minimum Adjustment; No Adjustment. Any provision of this Article 8 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made (i) if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more or (ii) as the result of the issuance or deemed issuance of any Additional Shares which constitute Conversion Shares (such term, as referred to in Article 8.4.5.1 above), in respect of the balance between the Full Price and the Discounted Price (such terms, as referred to in Article 8.4.5.1 above), if such a balance exists.

8.4.5.17.        Adjustments Cumulative. Each of the adjustments pursuant to this Article 8 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles to all Preferred Shares.

8.4.5.18.        Impairment. Subject to the Company’s power and authority to amend the Articles, restructure its capital, merge or enter into sale of assets transactions, dissolve itself or issue securities, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 8 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

8.4.5.19.        Fractional Shares. No fractional share shall be issued upon the conversion of any Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one (1) Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Ordinary Shares, the Company shall, subject to the Law, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

8.4.5.20.        Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Preferred Shares and Ordinary Shares, solely for the purpose of effecting the exercise of warrants and options issued to holders of Preferred Shares and for conversion of the Preferred Shares, such number of Preferred Shares and Ordinary Shares as shall from time to time be sufficient to effect the exercise of all warrants and options issued to holders of Preferred Shares and for the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Preferred Shares and Ordinary Shares, as applicable, shall not be sufficient to effect the exercise of all warrants and options issued to holders of Preferred Shares and for conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Preferred Shares and/or Ordinary Shares, as applicable, to such number of shares as shall be sufficient for such purpose.

9.	Modification of Share Capital

9.1.         The Company may, from time to time, by a resolution in a General Meeting, and subject to the provisions of these Articles, including without limitation the provisions of Article 10 and Articles 57 and 87 (Restrictive Provisions) hereof and to the Companies Law: (i) consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares; (ii) cancel any shares which have not been purchased or agreed to be purchased by any Person; (iii) by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one (1) or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share; (iv) reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law; (v) increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value (if any), and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution; (vi) Convert part of its issued and paid-up shares into deferred shares with the consent of the holders of such shares.

9.2.        The Company shall have the right, by a resolution in a General Meeting, subject to the provisions of these Articles, including without limitation the provisions of Article 10 and Articles 57 and 87 (Restrictive Provisions) hereof, to set out regulations with respect to issuance and allotment of securities, including but without derogating from the generality of the above, shares, debentures, options and warrants, and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula. Absent such regulations, the Board shall be authorized to issue and allot such other types of securities to such Persons, at such times and upon such terms and conditions as the Company may by resolution of Board determine, subject to Article 10 and Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) hereof.

9.3.        Subject to any provision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, Liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

9.4.        Subject to the provisions of these Articles, including without limitation the provisions of Article 10 and Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) hereof, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions or provisions related to or unrelated at that time to one or more of the classes.

9.5.        The Company may issue, subject to the provisions of Article 10 and Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) hereof, shares having the same rights as the existing shares, or having preferred or deferred rights, or restricted rights, or any other special rights in respect of dividend distributions, voting, appointment or dismissal of Directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of these Articles. The Company may convert part of the issued shares into deferred shares with the consent of the holders of such shares. If the Company’s share capital includes a number of classes of Equity Securities, then Equity Securities exceeding the limit of the registered share capital of such class shall not be issued. In such regard, Equity Securities convertible or exercisable into shares shall not be deemed to have been converted or exercised on the date of their issue.

10.          Rights Attached to Shares; Class Votes. Anything in these Articles to the contrary notwithstanding but subject to the provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions):

10.1.      If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by the Company, unless otherwise provided by these Articles, by a resolution of the General Meeting adopted by a Simple Majority, provided that any modification that would adversely alter the rights attached to such class shall require the consent in writing of the holders of more than fifty percent (50%) of the issued shares of such class (including shares held by Shareholders holding, in addition, shares of other classes in the Company), or the sanction of a resolution of a separate General Meeting adopted by at least the majority of the issued and outstanding shares of such class. It is hereby clarified that a class of shares shall be determined according to the rights attached to the shares, rather than according to the economic interests associated with the specific class of shares or the fact that a certain shareholder may hold more than one class of shares. Thus, any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon (without excluding shares held by Shareholders holding, in addition, shares of other classes in the Company) and no holder of a certain class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares (for example, in the event that a holder of Preferred Shares converts certain portion of the Preferred Shares held by it into Ordinary Shares, then such holder shall be entitled to vote in a separate General Meeting of the holders of Ordinary Shares, regardless of the fact that such Shareholder holds, in addition, Preferred Shares). Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g., a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change). If, at any time and from time to time, rights attached to shares may be modified or abrogated either by amending these Articles or by a sanction of the competent courts of the State of Israel pursuant to Sections 350 and 351 of the Companies Law, 1999, then, to the maximum extent permitted under applicable law, such rights shall be so modified or abrogated by amending these Articles (and the Shareholders shall be deemed to specifically consent to such a process and will not be entitled to make a claim that such a change should have been performed pursuant to Sections 350 and 351 of the Companies Law).

10.2.      Without derogating from the protective provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes voting together as a single class, on an As-Converted Basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company, or any transaction under Section 350 of the Israeli Companies Law.

10.3.      The increase of the registered number of shares of an existing class of shares, or the issuance of additional shares thereof, or the creation of a new class of shares junior to an existing class of shares in all respects, shall not be deemed, for purposes of these Articles, to adversely alter the rights attached to the previously issued shares of such class or of any other class.

10.4.      The authorization or the issuance of additional shares of the Company having certain rights, preferences or privileges in priority over or relative to other class (or classes) of shares of the Company, including, without limitation, shares that are senior and have preference and priority rights upon liquidation, dissolution, winding-up or Liquidation Events or dividend when compared to existing Ordinary Shares or Preferred Shares, shall not be deemed, for purposes of this Article 10, to be modifying or abrogating the rights, powers and privileges attached to the previously issued shares of any existing class.

10.5.      The amendment of these Articles which may have an economic impact on existing shares, yet will not directly amend the rights which are attached to such shares, shall not be deemed, for any purpose hereunder, to modify or abrogate the rights attached to an existing class of shares (this, for example, if (i) the Board consists of two members; and (ii) the holders of the Ordinary Shares and the holders of Preferred Shares (voting as a class) are (each) entitled to appoint one member to the Board; and (iii) in connection with a round of financing (but not only in such an event) the Company amends these Articles in a manner that will increase the number of Board members from two to three (e.g., to allow new investors to designate a member to the Board), then, such an act and resolution will not be deemed to change, modify or abrogate the rights and powers attached to the Ordinary Shares or the Preferred Shares (as such holders will continue to each hold the power to appoint one Director), even if one may argue that the economic value of such shares was impacted (and even decreased) by such an act/ resolution (with the holders of Ordinary Shares reducing their influence in the Board).

10.6.      A waiver or a change, in whole or in part, to a right, preference or privilege of a class of shares (such as liquidation rights, anti-dilution rights, registration rights, pre-emptive rights, etc., whether set forth in these Articles or in any agreement), whether applied on a one-time or permanent basis and whether applied in connection with a current or a future event, which waiver or change is applied in the same manner to all classes of shares to which such wavier or change is or may be applicable, regardless whether the economic effect of such change affects classes of shares differently, shall not be deemed to be a direct change to the rights attached to any one (1) class of shares. Furthermore, any waiver or change to the rights attached to a class of shares shall not be deemed to be a direct change to the rights attached to another class of shares.

10.7.      In addition, and without derogating from the provisions set forth in Section 20(d) of the Companies Law, the Company and Shareholders acknowledge and agree that: (i) no statements, whether written or oral, made by any holder of Preferred Shares or its representatives on or after the date these Articles were adopted shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment; (ii) the Company shall not rely on any such statement by any such holder or its representatives; and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such holder and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Shareholder shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company. Notwithstanding the aforementioned (but subject to the provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions)), the Shareholders acknowledge and agree that the Company will be required from time to time to obtain financing and in such events: (i) the Board will have the sole and absolute discretion to determine the valuation of the Company in the context of such financing (which determination must be approved by at least two of the Preferred Designees) (without the need to relay on an appraisal or valuation analysis); and (ii) the Board will have the power to determine the terms of such financing rounds (which terms can significantly dilute or impair the rights of existing Shareholders) (which determination must be approved by at least two of the Preferred Designees).

10.8.      In accordance with the provisions of Section 20(c) and 20(d) of the Companies Law, and subject to the provisions set forth in this Section 10, any provision of these Articles may be amended by a resolution of the General Meeting adopted by a Simple Majority (defined below in Article 56), provided however that (i) any provision of these Articles requiring a special majority of votes or a special consent by any class of shares or any party designated by name in order to take any action may not be amended without such special majority of votes or consent of a class of shares (which majority or class consent shall be calculated on an As-Converted Basis) or the consent of such named party, as applicable, and (ii) the aforesaid will not derogate from any provision in these Articles requiring a higher majority or special consent for the taking of any action, including, without limitation, the protective provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions).

11.	Issuance of Shares and other Securities – Power of the Board

11.1.      Subject to the terms of these Articles, including Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions), the Board may issue shares and other securities of the Company, up to the limit of the Company’s registered share capital. If the Company’s share capital includes a number of classes of shares and securities, shares and securities exceeding the limit of the registered share capital of such class shall not be issued. In such regard, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

11.2.      The issuance of shares and other securities, in accordance with Article 13.1, from time to time, shall be under the control of the Board, who shall have the power to allot shares and other securities or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in these Articles), and either at nominal value, if any, or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company any shares, either at nominal value, if any, or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

11.3.      Without derogating from and subject to the protective provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) to the maximum extent permitted under applicable law, the Board may determine to issue a series of bonds or other debt securities, as part of its authority to take a loan on behalf of the Company, and within the limits of such authority (provided that such determination includes at least two of the Preferred Designees). The foregoing does not negate the authority of the General Manager or someone authorized by him to take a loan on behalf of the Company, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the Board.

11.4.      Without derogating from and subject to the protective provisions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) to the maximum extent permitted under applicable law, and subject to applicable Law, the Company is entitled to pay a commission, including underwriting fees, to any person, as determined by the Board (which determination must include at least two of the Preferred Designees). Payments, as stated in this Article 11.4, may be paid in cash or in securities of the Company, or in a combination thereof.

11.5.      The Company shall not issue a share, all or part of the consideration of which is not to be paid in cash, unless the consideration for the share was specified in a written document.

12.	Issuance of Shares - Redeemable Securities.

12.1.      The Company may, subject to applicable law, issue redeemable shares and redeem the same pursuant to the terms and conditions of redemption agreement with the Shareholder to whom such shares are issued.

12.2.      Without limitation of Article 12.1, in the event that the Company issues Ordinary Shares while the purchase price thereof is not being paid to the Company in full upon issuance of such Ordinary Shares, then, unless otherwise determined by the Board at any time, such Ordinary Shares shall be considered redeemable shares. As long as the purchase price of such redeemable shares has not been paid in full to the Company, including all interest accrued thereon in accordance with the terms of issuance, then in the event of a failure, for any reason whatsoever, by the Shareholder to pay any portion of the remaining balance of the purchase price, including all interest accrued thereon, such redeemable shares may be redeemed by the Company, in whole or in part, at any time and from time to time, for no consideration whatsoever, other than any amount previously paid in cash to the Company by such Shareholder on account of the purchase price thereof, it being clarified that any amount of purchase price deemed paid to the Company by the Shareholder by offset of dividends paid or payable on account of the respective Ordinary Shares, shall not be deemed to have been paid by the Shareholder to the Company and shall not be required to be repaid to the Shareholder upon redemption. The redemption shall be effected by notice from the Company to the Shareholder, shall not require any further action of the Shareholder, and in such event the Company may cancel any share certificates issued with respect to such Ordinary Shares that have been redeemed and may reflect such redemption in the Register. If the right of redemption is effected as set forth herein, then from the date of redemption, the holder of the redeemed shares, and its successors, heirs and representatives shall cease to be entitled to any rights or privileges of a shareholder of the Company with respect to the redeemed shares, whether under any agreement, the Articles or any applicable law, and the Company shall become the legal and beneficial owner of these shares and all rights and interests therein or relating thereto. Any redeemed shares shall become dormant shares (as defined in the Companies Law), and may be sold, re-allotted or otherwise disposed of as the Board may deem fit. The right of redemption shall apply to all securities issued with respect to the redeemed shares pursuant to any share dividend, recapitalization, reclassification or similar transaction.

13.          Issuance of Shares and other Securities – Preemptive Rights. The following provisions shall apply to the issuance of New Securities (as defined hereunder) by the Company:

13.1.      Preemptive Right. Until the closing of a Qualified IPO or an Acquisition of the Company (as defined in Article 132.8), subject to the provisions of Article 38 (Strategic Investor) and Article 13.6 (No Violation of Securities Laws) below, each Major Shareholder, shall have the right to purchase its Pro Rata Share of New Securities that the Company may, from time to time, propose to sell or issue. The “Pro Rata Share”, for purposes of this preemptive right, is the ratio of (X) the total number of Preferred Shares and Ordinary Shares which – immediately prior to the issuances of New Securities – are held beneficially or of record (on an As-Converted Basis) by such Major Shareholder, to (Y) the total number of Preferred Shares and Ordinary Shares which – immediately prior to the issuances of New Securities – are held beneficially or of record (on an As-Converted Basis) by all Major Shareholders.

13.2.      “New Securities” shall mean all Equity Securities issued (or deemed, by the express provisions of this Article 8.4.5 to be issued) by the Company after the date of adoption of these Articles, other than such Equity Securities issued or issuable:

13.2.1.	as Additional Shares;

13.2.2.	pursuant to the acquisition of another Person by the Company by merger, purchase of all or substantially all of the assets of such Person, reorganization or a joint venture agreement, provided, that such issuances are approved by the Board with the affirmative vote of at least two of the Preferred Designees;

13.2.3.	in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements approved by the Board with the affirmative vote of at least two of the Preferred Designees;

13.2.4.	to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board with the affirmative vote of at least two of the Preferred Designees;

13.2.5.	to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction entered into for non-equity financing purposes and approved by the Board with the affirmative vote of at least two of the Preferred Designees; or

13.2.6.	which have been determined by the Preferred Shares Majority and the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority not to be deemed “New Securities”.

13.3.      Preemptive Notice. In the event that the Company undertakes, or proposes to undertake, an issuance of New Securities, it shall give each Major Shareholder written notice of its actions or intention, as the case may be, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Major Shareholder shall have ten (10) days after receipt of such notice to agree to purchase all or any part of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

13.4.      Sale Process. In the event that by the end of the ten (10) day period specified above, not all of the New Securities have been subscribed for by Major Shareholders, the Company shall have ninety (90) days thereafter to sell (or enter into an agreement for the sale of New Securities) all or part of the remaining Additional Shares respecting which the rights of the Major Shareholders were not exercised, at a price not lower and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities within such ninety (90) day period the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Major Shareholders and in the manner provided above.

13.5.      Waiver of Rights. The Preferred Shares Majority, together with the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority, will have the power and authority to reduce the number of New Securities subject to preemptive rights, in one occasion or in perpetuity, by specific written notice to this effect.

13.6.      No Violation of Securities Laws. Anything to the contrary notwithstanding in the event the Board, after consultation with legal counsel, determines that offering Shareholders of the Company preemptive rights (in accordance with the provisions of this Article 13 or otherwise) without a prospectus may reasonably be expected to lead to a breach or violation of any applicable securities laws or regulations, then: (i) New Securities will be offered only to Major Shareholders who are holders of Preferred Shares; (ii) the Company will not be obligated to “aggregate” shares held by holders of Ordinary Shares (in accordance with the provision of Article 2.2) and (iii) the Company will not be obligated to offer such New Securities to any Shareholder, including a Major Shareholder who is a holder of Ordinary Shares (other than Ordinary Shares issued upon conversion of the Preferred Shares, unless such Shareholder provides the Company with appropriate certificates or representations that it is an accredited investor or a qualified Israeli investor (as such terms are defined in the applicable securities laws).

13.7.      Protection of Confidential Information. In order to protect the interests of the Company in preserving the confidentiality of its non-public information and ensuring that financial, commercial and other proprietary non-public information of the Company (collectively, “Company Confidential Information”) is not at risk of disclosure, and subject to any applicable law, the shareholders of the Company acknowledge that the Board may adopt certain guidelines and arrangements for disclosure of Company’s information (as may be amended by the Board in its sole discretion from time to time). Anything to the contrary notwithstanding subject to the applicable law, the Company will provide only the information set forth in Article 13.2 above and will not be obligated to: (i) issue a private placement memorandum, information statement or similar document or; (ii) present any projections, looking forward information, or any other information regarding the Company its business, assets, properties, affairs, operations or prospects; or (iii) allow any Person to conduct any due diligence inquiry prior to making its investment decision if and when exercising his, her or its preemptive rights.

13.8.      Section 290(A) of the Companies Law (“Entitlement to Participate in Future Issuances”) shall not apply to any issuance of any securities of the Company.

14.	Issuance of Share Certificates; Replacement of Lost Certificates; Bearer Certificates

14.1.      The Company shall maintain the Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

14.2.      Share certificates shall bear the signatures of one (1) Director and the corporate secretary, or of two (2) Directors, or of any other person or persons authorized thereto by the Board, provided, however, that in the event the Board consists of one (1) Director, the share certificate shall bear the signature of such Director or of any other person or persons authorized thereto by the Board. Every certificate shall bear the Company’s name in printed, stamped or sealed form (if the latter exists in accordance with these Articles).

14.3.      Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

14.4.      A share certificate registered in the names of two (2) or more persons shall be delivered to the person first named in the Register in respect of such co-ownership.

14.5.      If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

14.6.      The Company shall not issue bearer share certificates that grant the bearer rights in the shares specified therein.

15.	Registered Holder

15.1.      Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, shall be entitled to treat the holder of any share in trust as a Shareholder and to issue to him a share certificate, provided that the trustee notify the Company of the identity of the beneficiary, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

15.2.      The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

15.3.      If two (2) or more Persons are registered as joint holders of a share: (i) they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorneys and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share; (ii) each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

16.          Payment in Installments. If by the terms of issuance of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) entitled thereto.

17.          Prepayment. With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of his shares. Nothing in this Article 17 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such prepayment.

Lien

18.          The Company shall have a Lien on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share or arising from the failure to pay for such shares to the Company. The Lien on a share shall also apply to Dividends and other distributions payable on it. Unless otherwise provided, the registration by the Company of a Transfer of shares shall be deemed to evidence the Company’s consent – under said Lien - for the Transfer of such shares (without such consent affecting said Lien, which will continue to apply to the shares so transferred).

19.          The Company may sell any share on which it has a Lien, when any such debt, obligation or commitment has matured, in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the Lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the Lien exists, has arrived, and until 14 days have passed after written notice has been given to the registered holder at that time of the share, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the Lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the Lien exists, and such payment or fulfillment and performance have not been made. Any such sale shall be subject to all terms and conditions set forth in these Articles which apply to the issuance of shares by the Company.

20.          The net proceeds of the sale shall be applied in payment of the amount due to the Company or the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a Lien on amounts the date of payment of which has not yet arrived, similar to the Lien on the share before its sale.

21.          After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

22.          With respect of shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive dividends nor to use any other right a Shareholder has unless he has paid all the calls by the Board that shall have been made to such Shareholder from time to time.

23.          The Board may make calls for payment from Shareholders of the amount which has become payable but has not yet been paid up on their shares, as the Board shall see fit, provided that the Company gives the Shareholder prior written notice of at least 5 (five) days on every call and that the day of payment set forth in such notice be not less than 5 (five) days after the date such call for notice was sent. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice. The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full. Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share, if any, or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment has been made and an appropriate notice thereof given.

24.          If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine (not exceeding the then prevailing prime lending rate charged by leading commercial banks in Israel), from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

25.          At the time of issue of shares the Board may make arrangements that differentiate between shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

26.          The Board may, if it thinks fit, accept from any Shareholder for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

27.          Reserved.

Forfeiture of Shares

28.          If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

29.          The notice shall specify a date not less than 10 (ten) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

30.          If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall apply also to those dividends that were declared but not yet distributed with respect to the forfeited shares.

31.          Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of, as the Board deems appropriate. Any such share not cancelled shall become a dormant share, shall not confer any rights, and shall not be considered part of the Company’s issued and outstanding share capital for purpose of any calculation of a quorum or majority required under these Articles, so long as it is held by the Company.

32.          A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.

33.          The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying that share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Companies Law imposes upon former Shareholders.

34.          A declaration in writing by two (2) Directors that a share of the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all Persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof, shall constitute good title to the share.

35.          The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity of invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

36.          The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share, if any, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Transfer of Shares

37.	General

37.1.      No Transfer Other Than in Accordance with Terms of These Articles. No Transfer of Equity Securities in the Company, shall be effective unless (a) such Transfer or assignment, with the exception of transfers to Permitted Transferees, has been approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed); and (b) such Transfer is effected in compliance with the provisions of these Articles, including without limitation, this Article 37 (General), Article 38 (Strategic Investor), Article 39 (Right of First Refusal) and Article 40 (Co-Sale/Tag Along), if applicable; (c) if the Transfer is of shares – such Transfer is recorded in the Register; and (d) the transferee has assumed in writing all of the transferor’s outstanding obligations and commitments (if any) as a shareholder in the Company. The Shareholders acknowledge that for a specific Person who may want to sell its shares, such a provision may be deemed to impact the value of his or her shares, yet the limitations set forth herein are for the benefit of the Company. Notwithstanding anything else in these Articles to the contrary, with the exception of transfers to Permitted Transferees, the Ordinary Shares (other than Ordinary Shares issued upon conversion of Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) may not be transferred, assigned, encumbered or otherwise disposed of, without the written consent of the Board with the affirmative vote of at least two of the Preferred Designees (not to be unreasonably withheld, conditioned or delayed), except to the Company and vested shares (a) by gift to Family Members or to a trust for the sole benefit of the participant and his or her Family Members, with a limit of 2 estate planning transfers per holder, or (b) pursuant to a participant’s beneficiary designation, will or the laws of intestate succession, provided in all cases that the transferee agrees in writing to be bound by the same transfer restrictions. These transfer restrictions will terminate upon an IPO or upon closing of an Acquisition in which the successor corporation has equity securities that are publicly traded on an established securities market.

37.2.      Updating the Company’s Share Register Upon Transfer. The Company shall record such Transfer in the Register only if effected in accordance with all applicable requirements under these Articles. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles. The Board will refuse to register a Transfer of either Preferred Shares or Ordinary Shares of the Company (other than to a Permitted Transferee) if the Transferee is a direct competitor, and may refuse to register a Transfer of Ordinary Shares (but not Preferred Shares or Ordinary Shares issued upon conversion of Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) of the Company if the Transferee: (i) is potential competitor with the Company; or (ii) a party having a meaningful Association (as defined below) with a competitor or potential competitor of the Company (which status as a competitor, potential competitor or association therewith is determined by the Board (including at least two of the Preferred Designees) in accordance with these Articles, or (iii) if the proposed Transferee does not agree to provide the Company reasonable supporting information and documentation as set forth in these Articles to allow the Board to make a decision on the matters set forth in this paragraph, or (iv) if the Transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the Transferor under any instrument and agreement between the Transferor in its capacity as a Shareholder and the Company. The term “Association” in this paragraph shall mean direct or indirect interest whether as: (a) an officer, director, consultant, partner, shareholder of more than a 5% interest; (b) creditor or debtor, in each case provided that such Person is not a commercial bank; or (c) other commercial partner of a competitor (such as a distributor, reseller, licensor or licensee). Notwithstanding anything herein to the contrary, in no event shall a venture capital or private equity firm, professionally managed investment fund or similar financial investor (institutional or otherwise), or any affiliate thereof, be deemed to be a ‘competitor’ or a ‘potential competitor’ of the Company for purposes of these Articles.

37.3.      Coordinated Transfers. Without derogating from the generality of Articles 37.1 and 37.2 above, the Shareholders acknowledge that the Transfer of Equity Securities prior to a Liquidation Event or an IPO may not be in the best interest of the Company and therefore, other than to Permitted Transferees and in case of death, estate planning, gift to family members or divorce, the Transfer of Ordinary Shares (including without limitation, a Transfer of Ordinary Shares issued upon inception of the Company, including to the Founder, or to employees, Directors, consultants and/or service providers of the Company and/or any of its subsidiaries upon the exercise of any option granted under the Company’s share option plan(s)) (other than Ordinary Shares issued upon conversion of Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) should be closely monitored. The Shareholders further acknowledge the fact that a “secondary market” for private company shares is evolving and Shareholders are offered opportunities to Transfer their Ordinary Shares or Preferred Shares; the Shareholders determined that any Transfer of Ordinary Shares (other than Ordinary Shares issued upon conversion of Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) which is not coordinated with the Company, will most likely not be in the best interest of the Company (and the Shareholders, taken as a whole) and therefore should be limited to very narrow and specific cases. As such, and in addition to any other provisions set forth in these Articles, the Board (including at least two of the Preferred Designees) will not allow the Transfer of such Ordinary Shares other than Transfers to Permitted Transferees unless the Transfer is coordinated with the Company and the Transferee will agree to succeed to all applicable rights and obligations of the transferor arising under these Articles.

37.4.      Minimum Percent. Without limitation of any of the other provisions of these Articles, any Transfer of Ordinary Shares to a Person who is not then an existing Shareholder may be effected only if the amount of shares Transferred to each single Transferee (other than to a Permitted Transferee) constitutes at least one percent (1%) of the total issued and outstanding share capital of the Company on a Fully Diluted Basis (the “Minimum Percent”), provided that in the event that a number of Shareholders effect a Transfer of Shares simultaneously and on the same terms and conditions, then for the purposes of the Minimum Percent, all shares so Transferred may be aggregated.

37.5.      Termination. All restrictions on Transfer of shares set forth in this Article 37 will terminate immediately upon the closing of the first to occur of (i) an IPO, or (ii) an Acquisition in which the successor corporation has Equity Securities that are publicly traded on an established securities market.

38.	Strategic Investor – Stand Still Provisions.

38.1.      Any other provision of these Articles to the contrary notwithstanding, except in connection with a Liquidation Event, the Board, in its absolute discretion may not allow a Transfer of shares to any Strategic Investor.

38.2.      Any other provision of these Articles to the contrary notwithstanding, except in connection with a Liquidation Event, and unless otherwise approved by the Board (which consent shall be obtained in advance and in writing) at its sole and absolute discretion (the “Written Consent”), (A) a Strategic Investor, and any Affiliate or Permitted Transferee thereof, shall not be entitled to Transfer onto its name and to its holding and ownership any shares or other Equity Securities from the Company or any holder of such securities (e.g., any Shareholder, option holder, warrant holder etc.), if as a result of such Transfer such Strategic Investor shall hold, together with its Affiliates or Permitted Transferees (beneficially or of records) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; (B) each of the Company’s Shareholders shall not Transfer to a Strategic Investor, or any Affiliate or Permitted Transferee thereof, any Equity Securities held by such Shareholder, if as a result of such Transfer such Strategic Investor shall hold, together with its Affiliates or Permitted Transferees (beneficially or of records) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby; and (C) the Company shall not issue or sell to a Strategic Investor, or any Affiliate or Permitted Transferee thereof, any shares or Equity Securities of the Company, if as a result of such issuance or sale such Strategic Investor shall hold, together with its Affiliates or Permitted Transferees (beneficially or of records) (i) twenty percent (20%) or more of the Company’s share capital or the voting power represented thereby, or (ii) fifty percent (50%) or more of the shares of any class of shares of the Company or the voting power represented thereby. Such Written Consent (if and to the extent granted) shall specify the terms and conditions pursuant to which a Strategic Investor may be allowed to Transfer, purchase or otherwise be issued shares or other Equity Securities onto his name. For the avoidance of doubt, such Written Consent shall be required for any additional proposed Transfer of shares or Equity Securities to a Strategic Investor, even if such Strategic Investor received a Written Consent with respect to the prior Transfer.

The term “Strategic Investor” as used herein shall mean any Person that the Board, in its reasonable good faith opinion (including each of the Preferred Designees), expects to materially contribute to the research and development, marketing or commercial abilities of the Company; provided that notwithstanding anything herein to the contrary, in no event shall a venture capital or private equity firm, professionally managed investment fund or similar financial investor (institutional or otherwise), or any affiliate thereof, be deemed to be a “Strategic Investor” hereunder.

39.	Right of First Refusal

39.1.      Without derogating (and subject to) the provisions set forth in Article 37 (General) and 38 (Strategic Investor) above, as well as Article 40 (Co-Sale/ Tag Along) and Article 41 (No Sale) below, if a holder of Ordinary Shares (other than Ordinary Shares issued upon conversion of Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) proposes to Transfer any (or all) of its Equity Securities in the Company (“Offered Shares”) other than to a Permitted Transferee (the “Offeror”), the below process regarding the right of first refusal relating to the Transfer of such Offered Shares will be initiated only following the execution of a bona fide definitive binding agreement to effect such Transfer (the “SPA”) with a definitive proposed purchaser (“Buyer”). Such Offeror shall send a written notice (“Offer Notice”), and thereby request the Company to offer such Offered Shares to each Major Shareholder (collectively, the “Offerees”). As part of the Offer Notice the Offeror shall provide the Company the following information: (i) the name of the Buyer, its state of incorporation, a description of its main business activities, the names of its directors, a confirmation that it is buying the Offered Shares for its own account and not for distribution, and, unless the Buyer is a reputable and sizeable investment fund owning and managing multiple investments acquiring the Offered Shares for its own account, a list of each direct and indirect beneficial holder that holds, directly or indirectly, at least 20% of the voting rights, the right to appoint directors or members of other similar governing body, or the rights to participate in any distributions of such Buyer, (ii) a copy of the SPA, including all exhibits and schedules thereto and other related documents governing the proposed Transfer, and (iii) the number of Offered Shares.

39.2.      As soon as practicable following the receipt of the Offer Notice and the other information indicated above, but no more than five (5) days after receipt by the Company of such Offer Notice, the Company shall deliver to the Major Shareholders a copy of the Offer Notice.

39.3.      For a period of fourteen (14) days following the receipt of the Offerees’ Notice (the “ROFR Period”) and subject to the terms set forth in this Article 39 (including the purchase of all of the Offered Shares), the Offerees shall have the right, but not the obligation, to purchase all or a portion of the Offered Shares at the price and upon the terms and conditions set forth in the Offerees’ Notice. Any Offeree may accept such offer in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) written notice to that effect within the ROFR Period. Failure to timely accept the Offered Shares, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares.

If the acceptances, in the aggregate, are in respect of all, or more than all, of the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned. Offered Shares shall be purchased by the Major Shareholders who elected to exercise their aforementioned rights in proportion to their respective holdings of shares of the Company on an As-Converted Basis, provided that no Offeree shall be entitled or required to acquire under the provisions of this Article 39 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to such Offeree of the full number of shares so accepted, it shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Offerees who accepted such offer (other than those to be disregarded as aforesaid) and elected to acquire more than their pro rata share, in the same manner, until one hundred percent (100%) of the Offered Shares elected to be purchased have been allocated as aforesaid.

39.4.      If the Offerees fail to exercise the right of first refusal provided for above in respect of all of the Offered Shares within the foregoing period, then none of the Offerees shall have the right to purchase any of the Offered Shares pursuant to the right of first refusal provided above, and the Offeror shall be free, subject to compliance with the other provisions of these Articles, including without limitation, Article 40 (Co-Sale Tag Along), for a period of ninety (90) days after the expiration of the foregoing periods, to Transfer all (but not less than all) of the Offered Shares to the Buyer on the terms of the SPA, provided that the Buyer agrees in writing to be bound by all of the terms and conditions of these Articles, as may be amended from time to time, and that all other requirements to an effective Transfer under these Articles have been duly fulfilled. If such Offered Shares are not sold within ninety (90) days after the expiration of the ROFR Period, such Offered Shares shall not be transferred to any party without again being subject to the provisions and restrictions of this Article 39.

39.5.      Should the purchase price specified in the Offer Notice be payable in property other than cash, the Offerees shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Offeror and Offerees holding a majority of the shares held by all Offerees cannot agree on such cash value within seven (7) days after the receipt of the Sale Notice, the valuation shall be made by an appraiser of recognized standing selected by the Offeror and the Offerees holding a majority of the shares held by all Offerees, or, if they cannot agree on an appraiser within seven (7) days after the end of such initial seven-day period, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The period for exercise of the right of first refusal by the Offerees shall commence at such time that the valuation has been provided to all Offerees. The cost of such appraisal shall be shared equally by the Offeror and, if any, the Offerees and the Company (if applicable) who elected to exercise the right of first refusal, with one-half of the cost borne by the Offerees and the Company (if applicable) pro rata to the number of shares each such party elected to purchase pursuant to this Article.

39.6.      Termination. All restrictions on Transfer of shares set forth in this Article 39: (i) will terminate immediately prior to the closing of the first to occur of (a) a Qualified IPO, or (b) an Acquisition; and (ii) may be waived by the holders of the Preferred Shares Majority and the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority; and (iii) shall not apply to any Transfer pursuant to any of the transactions set forth in Article 133 (Bring Along) below; and (iv) shall not apply to any Transfer to a Permitted Transferee.

40.	Co-Sale (Tag Along) Rights

40.1.      Subject to compliance with the provisions of Articles 37 (General), 38 (Strategic Investor), 39 (Right of First Refusal) and 41 (No-Sale) below, if, at any time prior to a Qualified IPO or an Acquisition, a holder of Ordinary Shares (other than Ordinary Shares issued upon conversion of such Preferred Shares or held by a current or former holder of Preferred C Shares, Preferred D Shares or Preferred E Shares) desires to Transfer Ordinary Shares held by him or her, other than to a Permitted Transferee (a “Seller”), each Major Shareholder shall have the right within the ROFR Period, to require, in lieu of exercising its right of first refusal set forth in Article 39 above, as a condition to the Transfer described therein, that the Buyer shall purchase from such Major Shareholder (“Tag Along Offeree”), at the same price per share and on the same terms and conditions as involved in such Transfer by the Seller, a number of shares held by such Tag Along Offeree (any Tag Along Offeree who duly exercises such right is referred to herein as a “Participant”) which is equal to the Participant’s Tag Along Pro Rata Portion (as defined below) of the total number of shares or Equity Securities the Seller contemplates to Transfer that are not purchased or to be purchased pursuant to Article 39 (“Transferred Shares”). Each Tag Along Offeree may present such a request by giving the Seller and the Company a written notice to that effect (the “Tag Along Notice”) within the ROFR Period in which such Participant will specify the number of shares it elects to sell. Failure to timely provide a Tag Along Notice shall be deemed as a decision not to participate in the contemplated sale and not to become a Participant. At the end of the ROFR Period the Company will compute the number of shares each Participant will be entitled to sell. Each Participant will be entitled to sell, by exercising its tag along right hereunder, a number of shares equal to the lower of: (A) the number of shares indicated in the Tag Along Notice; or (B) the number of shares calculated by multiplying (i) the number of Transferred Shares by (ii) a fraction, the numerator of which is the number of outstanding shares held by such Participant on the date of the Tag Along Notice, and the denominator of which is the sum of (A) the aggregate number of outstanding shares held on the date of the Tag Along Notice by all Participants, and (B) the aggregate number of outstanding shares held on the date of the Tag Along Notice by the Seller (such portion with respect to each such Participant shall be referred to as the “Participant’s Tag Along Pro Rata Portion”).

40.2.      Transferred Shares and Participants shares shall be deemed to be of the same class (and no additional benefits or values will be granted or attributed to Preferred Shares in the event a sale is comprised by Ordinary Shares and Preferred Shares).

40.3.      In the event that one or more of the Participants elects to participate in such Transfer under Article 40 by exercising the Tag Along right, then if the Transfer to the Buyer is consummated, such Participant shall be entitled to Transfer to the Buyer, as part thereof, shares constituting such Participant’s Tag Along Pro Rata Portion, and no Transfer of any shares of the Company by the Seller to the Buyer pursuant to the proposed Transfer shall be completed unless simultaneously with such Transfer and as a part thereof, the Buyer purchases from each Participant shares constituting such Participant’s Tag Along Pro Rata Portion at the same price per share and on the same terms and conditions as set forth in the Offer Notice. The portion of the Transferred Shares to be Transferred by the Seller shall be decreased to allow for the Transfer by all Participants of shares constituting their respective Participants’ Tag Along Pro Rata Portions in compliance with Article 40. The Seller shall be entitled to Transfer to the Buyer the Transferred Shares together with and after giving effect to the participation of the respective Participants’ Tag Along Pro Rata Portions at any time within ninety (90) days after completion of both the periods referred to in this Article 40 and the first refusal periods referred to in Article 39. Any such Transfer shall be at no more favorable terms and conditions to the Seller than those specified in the Offer Notice. In the event that the proposed Transfer is not effected as set forth above within such ninety (90) day period, then any proposed Transfer by the Seller of any Transferred Shares shall again be subject to the requirements of this Article 40.

40.4.      For the avoidance of doubt, the right of the Participants hereunder does not in any way or manner limit their right under Article 39 (Right of First Refusal) and each of the Participants shall have the right to exercise its rights under Article 39 or under this Article 40 in its sole discretion.

40.5.      Termination. All restrictions on Transfer of shares set forth in this Article 40: (i) will terminate immediately prior to the closing of the first to occur of (a) a Qualified IPO, or (b) an Acquisition; (ii) may be waived by the holders of the Preferred Shares Majority and the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority; and (iii) shall not apply to any Transfer pursuant to any of the transactions set forth in Article 133 (Bring Along) below; and (iv) shall not apply to any Transfer to a Permitted Transferee.

41.	No Sale

41.1.      Reserved.

41.2.      Limited Sales. Subject to other restrictions set forth in these Articles, without the prior consent of the Board, the Founder shall not be entitled to Transfer more than 10% of the Equity Securities owned by the Founder as of the date of the Closing (“Founder’s Securities”) at any fiscal year and not more than 25% of the Founder’s Securities in the aggregate.

41.3.      Termination. All restrictions on Transfer of shares set forth in this Article 41: (i) will terminate immediately upon the closing of the first to occur of (a) an IPO, (b) a Liquidation Event; (ii) may be waived by the holders of the Preferred Shares Majority; (iii) shall not apply to any Transfer pursuant to any of the transactions set forth in Article 133 (Bring Along) below; and (iv) shall not apply to any Transfer to a Permitted Transferee.

42.          Share Transfer Deeds. Each transfer of shares shall be made in writing in such form of a share transfer deed as approved by the Board from time to time, which shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

43.	Company’s Register

43.1.      The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

43.2.      The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

43.3.      The Register shall be closed for a period of 14 days before every ordinary General Meeting of the Company, provided, however, that the Register shall not be closed for a total of more than 30 days in any calendar year.

44.	Death, Bankruptcy, Liquidation

44.1.      Upon the death of a Shareholder, the administrators or executors or heirs of the deceased shall be recognized by the Company as the holders of the deceased’s title to, and then outstanding obligations with respect to, the shares held by the deceased. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

44.2.      Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

44.3.      A Person becoming entitled to a share as a consequence of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to that share, but shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

45.          Options; Conditional Sales; Liens. A consent to place a Lien on a Person’s shares, or to approve an option to purchase shares (or rights which are attached to the shares), including by exciting a contingent sale agreement, will be deemed to be a consent for the enforcement of the Lien, exercise of the option or completion of the contingent sale agreement.

46.          Other Equity Securities. Unless otherwise provided elsewhere, the same limitation on Transfer set forth in these Articles with respect to shares shall also apply to other Equity Securities issued by the Company, mutatis mutandis.

General Meetings

47.          Annual Meeting. A general meeting shall be held at least once every year, at such place and time as may be prescribed by the Board but in any event not being more than fifteen (15) months after the last preceding general meeting. The aforesaid general meetings shall be called annual general meetings; all other general meetings shall be called special general meetings.

48.          Other Meetings. The Board, whenever it thinks fit, may, and upon a demand in writing by: (i) a Director; or (ii) one or more Shareholders holding (on an As-Converted Basis) at least ten percent (10%) of the issued and outstanding share capital and at least one percent (1%) of the voting rights of the Company; or (iii) one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company, shall convene a special general meeting. Any such demand shall include the objects for which the meeting should be convened, shall be signed by those making the demand (the “Petitioners”) and shall be delivered to the Office. The demand may contain a number of documents similarly worded each of which are signed by one or more of the Petitioners. If the Board does not convene a meeting within twenty one (21) days from the receipt of a demand in that respect, the Petitioners may convene by themselves a special general meeting as provided in Section 64 of the Companies Law.

49.	Notices. Notices of general meetings shall be given as follows:

49.1.      A prior notice of at least seven (7) days and no more than forty-five (45) days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given, subject to the provisions of any Law, with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

49.2.      The notice shall be given as hereinafter provided to the Shareholders entitled pursuant to these Articles to attend and vote at such meeting.

49.3.      Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting.

49.4.      Anything herein to the contrary notwithstanding, with the consent of all the Shareholders who are entitled at that time to vote at a General Meeting, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

49.5.      The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

49.6.      In accordance with Section 50(a) of the Companies Law, the General Meeting shall be entitled to assume the power and authority of the Board.

Proceedings of General Meetings

50.          Functions. Subject to the provisions of these Articles and the Companies Law, the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the Directors and auditors; to declare dividends, to appoint accountants-auditors, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Sections 268 through Section 275 of the Companies Law.

51.          Class Meetings. The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (“Class Meetings”). The requisite quorum at any such Class Meeting shall be one or more Shareholders present in person or by proxy, who hold or represent in the aggregate at least fifty percent (50%) of the issued shares of such class.

52.          Quorum. No matter shall be discussed at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present at the time when the General Meeting starts its discussions. Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders present, personally or by proxy, and who hold or represent in the aggregate at least the majority of the voting rights in the Company, on an As-Converted Basis, shall constitute a lawful quorum for General Meetings; provided, however, that Shareholders holding at least a majority of the issued and outstanding Preferred Shares (or the Ordinary Shares issuable upon the conversion thereof), acting together as a single class, shall constitute part of the lawful quorum for any such General Meeting discussion or vote. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders such Shareholder is representing.

53.	Adjourned Meeting.

53.1.      If within half an hour from the time appointed for the General Meeting a quorum is not present, the meeting, if convened by the Board upon demand under Article 48 or, if not convened by the Board, if convened by the demanding Shareholder(s) in accordance with the provisions of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same place and time seven (7) days from the date of the original meeting (including the day of original General Meeting), or to such later day and at such time and place as the chairman of the Board may determine with the consent of the holders of a majority of the voting power, on an As-Converted Basis, represented at the meeting in person or by proxy and voting on the question of adjournment and notice of such adjourned meeting shall be delivered by email in accordance with this Article 53. If a notice of the adjourned meeting has been given to the Shareholders as aforesaid, and quorum is not present at the adjourned meeting within half an hour from the time appointed for the meeting, any number of shareholders present personally or by proxy, shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. The provisions of Section 79 of the Companies Law shall apply to such adjourned meeting, and with respect to which no resolution was adopted.

53.2.      In any event of an adjourned General Meeting, the Company will, as soon as practicable following the respective original General Meeting (but in any event by the end of the next Business Day thereafter), send an email to each Shareholder of the Company registered in the Register and entitled to attend and vote at such meeting, notifying such Shareholder of the adjourned General Meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Articles 125-130 (Notice) below to the contrary, only by means of an email to the Address (as defined therein) of such Shareholder. With the exception of the aforesaid, a Shareholder shall not be entitled to receive a notice of an adjourned General Meeting or of the issues which are to be discussed in the adjourned General Meeting.

54.          Chairperson. The chairman of the Board or a Director appointed by the Board for such purpose shall open all General Meetings. The Shareholders present shall elect one of the Shareholders present to preside as chairman at the meeting.

55.          Defect; No Fulfillment of Provisions. Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

Vote by Shareholders

56.          The Rule - Simple Majority. Every resolution, including the matters under Articles 57 and 87 (Restrictive Provisions), put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in this regard in these Articles or the Companies Law requiring a higher majority or special consent, all resolutions shall be passed by a vote of more than fifty percent (50%) of the voting power underlying the shares held by all of the Shareholders who are entitled to vote and who shall have voted (but not abstained) in a General Meeting in person or by means of a proxy, treating all shares on an As-Converted Basis (“Simple Majority”).

57.          Special Matters - Restrictive Provisions: Anything to the contrary in these Articles notwithstanding, until the earlier of: (i) a Qualified IPO; or (ii) an Acquisition, the following actions (whether taken directly or indirectly, by merger, consolidation or otherwise) with respect to the Company or any subsidiary of the Company, if any, will require the approval of the Preferred Shares Majority, in addition to any other approvals required herein or by the Companies Law:

57.1.      a Liquidation Event;

57.2.      amending, modifying or altering the Company’s Articles of Association;

57.3.      the authorization or issuance of any Equity Securities with rights equal to or superior to the rights of the Preferred E Shares, or reclassifying, amending, modifying or altering the Ordinary Shares, the Preferred A Shares, the Preferred B Shares, the Preferred C Shares or the Preferred D Shares if such reclassification, amendment, modification or alteration would render such Ordinary Shares, Preferred A Shares, Preferred B Shares, Preferred C Shares or Preferred D Shares senior to or in parity with the Preferred E Shares;

57.4.      any increase or decrease in the authorized number of Ordinary Shares or any series of Preferred Shares;

57.5.      any increase in the number of shares issuable pursuant to the Company’s Stock Option Plan above the number reserved pursuant to the terms of the Series E Share Purchase Agreement;

57.6.      increase or decrease in the number of the Company’s Directors above or below seven (7) or change in the composition of the Board;

57.7.      declaration or payment of any dividend or other distribution of cash, securities, or other assets or redemption or repurchase or other acquisition of any securities of the Company (other than pursuant to employee benefits plans approved by the Board);

57.8.      creating or authorizing the creation of any debt security and/or any borrowings;

57.9.      the appointment or dismissal of the Company’s auditors;

57.10.    creating or holding shares, capital stock or any other equity securities in any subsidiary that is not a wholly-owned subsidiary or disposing of any subsidiary shares, stock or all or substantially all of any subsidiary assets, or

57.11.    any acquisition of, or material interest in, another entity.

Notwithstanding the foregoing to the contrary, following the closing of the Series E Share Purchase Agreement and until the earlier of: (i) a Qualified IPO; or (ii) an Acquisition, the Company shall not authorize or issue additional (a) Preferred D Shares, without the approval of the holders of the Preferred D Shares Majority; and/or (b) Preferred E Shares, without the approval of the holders of the Preferred E Shares Majority.

58.          Entitlement to Vote. Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall be the Shareholders on the date of the General Meeting. Subject to the provisions of these Articles, each Shareholder present at a meeting, personally or by proxy, shall be entitled to one vote for each Ordinary Share held by him of record. Without derogating from or limiting the provisions of Articles 57 and 87 (Restrictive Provisions), and in addition and without limitation to the general voting rights of the Preferred Shares or as otherwise required by law, each holder of Preferred Shares shall be entitled to vote, together with the holders of the Ordinary Shares as one class, on all matters submitted to a vote of the Shareholders of the Company, and shall be entitled to the number of votes equal to the number of shares of Ordinary Shares that would be issuable to such holder calculated on an As-Converted Basis immediately prior to the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of shareholders is first executed; provided that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

59.          No Casting Vote. If the number of votes for and against is equal, the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

60.          Joint Holders. In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

61.          Objections. An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

62.          A Shareholder of Unsound Mind. A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

63.          A Corporation. A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

64.          Power to Appoint a Proxy. In every vote a Shareholder shall be entitled to vote either personally or by proxy (who need not be a Shareholder of the Company). Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

65.          Instrument. A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I, _______________, of ____________________, a Shareholder holding shares in Monday.com Ltd. hereby appoint _____________ of __________________ as my proxy to vote in my name and place at the [annual, special, adjourned - as the case may be] general meeting of the Company to be held on _________, and at any adjournment thereof.

In witness whereof signed by me this ___ day of ______, ____.

__________________

Appointor’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

66.          Death. A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

67.          Separate Proxy. A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

68.          Resolution in Writing. Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by facsimile, or email communication, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile or email communication to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board

69.          Composition of the Board. The Board shall consist of not less than one (1) Director and not more than seven (7) Directors, who shall not be elected by the General Meeting of the Shareholders, but instead be designated as follows:

69.1.      The holders of record of the majority of the issued and outstanding Ordinary Shares shall be entitled to elect one (1) Director; provided that no Ordinary Shares issued or issuable upon conversion of Preferred Shares and/or issued as a result of the exercise of options under Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 will be entitled to participate in such vote; and one (1) Director shall be the Company’s Chief Executive Officer (the “CEO”) ex officio; provided that, if the CEO or the Company gives notice of termination of the CEO’s engagement as CEO for any reason, the Board may by majority vote resolve that the CEO shall not act as a Director during the notice period.

69.2.      As long as Sonnipe holds at least a total of 8% of the Company’s share capital on a Fully Diluted Basis and As-Converted Basis, Sonnipe shall be entitled to elect one (1) Director; as long as Insight holds at least a total of 8% of the Company’s share capital on a Fully Diluted and As-Converted Basis, Insight shall be entitled to elect one (1) Director; as long as SG Growth holds at least a total of 4% of the Company’s share capital on a Fully Diluted and As-Converted Basis, SG Growth shall be entitled to elect one (1) Director; and as long as Sapphire holds at least a total of 2% of the Company’s share capital on a Fully Diluted and As-Converted Basis, Sapphire shall be entitled to elect one (1) Director (each, a “Preferred Designee” and collectively, the “Preferred Designees”). As long as Sonnipe holds at least a total of 8% of the Company’s share capital on a Fully Diluted Basis and As-Converted Basis, the Preferred Designee to be elected by Sonnipe shall not be removed by an amendment of this Article 69.2 without Sonnipe’s written consent; as long as Insight holds at least a total of 8% of the Company’s share capital on a Fully Diluted Basis and As-Converted Basis, the Preferred Designee to be elected by Insight shall not be removed by an amendment of this Article 69.2 without Insight’s written consent; as long as SG Growth holds at least a total of 4% of the Company’s share capital on a Fully Diluted Basis and As-Converted Basis, the Preferred Designee to be elected by SG Growth shall not be removed by an amendment of this Article 69.2 without SG Growth’s written consent; and as long as Sapphire holds at least a total of 2% of the Company’s share capital on a Fully Diluted Basis and As-Converted Basis, the Preferred Designee to be elected by Sapphire shall not be removed by an amendment of this Article 69.2 without Sapphire’s written consent. Each party entitled to elect a Preferred Designee shall, for as long as such party remains entitled to elect a Preferred Designee, be entitled to elect one (1) director to the board of directors of each subsidiary of the Company.

69.3.      The Board (by unanimous consent) will have the power to appoint one (1) industry representative who shall not otherwise be affiliated with the Company or any of the Shareholders, who shall initially be Avishai Avrahami (an “Industry Representative”).

69.4.      The appointment of the Director as aforesaid in Article 69.1 and Article 69.2, and the dismissal or replacement of any such Director, shall be by a written notice given to the Company by the appointing person(s), and shall become effective on the date fixed in such notice (which date may be later then the date set forth in the notice, including, upon the occurrence of an event) (it being understood that subject to the provisions of Section 235 and 236 of the Companies Law, the appointing person(s) will have the power to nominate a company as a member of the Board).

69.5.      The dismissal of the Industry Representative shall be either by: (i) the Preferred Shares Majority; or (ii) the Ordinary Shares Majority by a written notice given to the Company.

69.6.      If such shareholders fail to elect a sufficient number of Directors to fill all directorships for which they are entitled to elect Directors, voting exclusively and as a separate class, pursuant to Article 69.4, then any directorship not so filled shall remain vacant until such time as such shareholders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by Shareholders of the Company other than by the Shareholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

70.          The powers conferred upon the Board shall be vested in the Board as a collective body, and not in each one or more of the Directors individually, and all such powers may be exercised by the Board by passing resolutions in accordance with the provisions of the Articles.

71.          Without derogating from any of the above, the General Meeting will be authorized to act, in lieu of the Board, in accordance with the provisions of Section 52 of the Companies Law.

72.          Any person, other than a Director, may be a substitute member of the Board. A substitute member of the Board shall have, subject to his letter of appointment, all authorities’ rights and obligations vested to the member of the Board he substitutes. The tenure of office of a substitute member of the Board shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 75 below in relation with such substitute member.

73.          Subject to the exclusions specified in Article 75 and subject to the provisions of the Companies Law, no person shall be disqualified to serve as a director.

74.          A Director shall not be required to hold qualifying shares in the Company. A Director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company in which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

75.          Subject to the provisions of the Companies Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated upon the occurrence of one of the following: (i) upon his death; (ii) on the date on which he is declared bankrupt by a competent authority inside or outside Israel; (iii) on the date he is declared legally incapacitated by a competent authority inside or outside Israel; (iv) on the date a final judgment is issued against him convicting him of having committed any one of the felonies listed in Section 226(a)(1)(2)(3) of the Companies Law; (v) on the date as fixed in the resolution electing him to his office or in the notice of his appointment, as the case may be; (vi) if he is removed from his office by way of a written notice to the Company of the termination of his appointment by the persons or entities that appointed him; (vii) if his term of office is terminated by the Board pursuant to the provisions of the Companies Law; (viii) if the Shareholder(s) that appointed him cease(s) to be entitled to appoint a Director pursuant to Article 69 above; (ix) on the date fixed in a written notice of resignation given by him to the Company or on the date of receipt of such notice by the Company, whichever is later.

76.          Members of the Board shall not receive any remuneration from the Company’s funds, unless otherwise resolved by the Board and the General Meeting, and at a rate decided by such resolution. The non-employee members of the Board shall be entitled to reimbursement of their reasonable expenses in the course of their performance of their duties as Directors, including reasonable expenses in relation to attending Board meetings.

Powers and Duties of Directors

77.          The management of the business of the Company shall be vested in the Board, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in the Companies Law, or in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Companies Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

78.          Without limiting the generality of the preceding provision, and subject to the provisions of Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) hereof, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

79.          The Board may meet in order to transact business, to adjourn its meetings or to organize or regulate them otherwise as it shall deem fit, in accordance with the Articles herein. The Directors shall select a Chairman of the Board. The Chairman of the Board shall not have any additional or casting vote.

80.          Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting, including at least two of the Preferred Designees. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second Business Day at the same time and place, or to such later day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. In any event of a meeting adjourned as aforesaid, the Company will, as soon as practicable following the respective original meeting (but in any event within twenty four (24) hours thereafter), notify all then incumbent Directors of the adjourned meeting (specifying the time and place thereof), which notice shall be sent (and be deemed properly given), notwithstanding the provisions of Articles 125-130 below to the contrary, by means of an email to the address of such Director. With the exception of the aforesaid, a Director shall not be entitled to receive a notice of an adjourned meeting or of the issues which are to be discussed in the adjourned meeting. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two Directors present shall constitute a lawful quorum, provided, however, that for any meeting of the Board, in which any of the actions set forth in Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions) are discussed or put to vote, such quorum shall also include at least two of the Preferred Designees.

81.          The Board may delegate any of its powers to committees consisting of such member or members of the Board as determined by the Board (provided that at least two of the Preferred Designee shall be entitled to be appointed to such committee), and may from time to time revoke such delegation, provided that such delegation does not contradict or contravene Section 112 of the Companies Law or Articles 57 and 87 (Restrictive Provisions) hereof. The Board may establish committees with responsibilities to review, evaluate and provide recommendations with respect to certain matters - and in such a case such a committee may include individuals who are not members of the Board - and may from time to time revoke the powers of such a committee, provided that such delegation does not contradict or contravene Section 112 of the Companies Law or Articles 57 and 87 (Restrictive Provisions) hereof. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles. Each committee will, from time to time, provide reports to the Board in compliance with Section 111(b) of the Companies Law. In the event the Company creates an audit committee, the members of such committee will not include any of the Company’s employees or any consultant providing consultancy services to the Company on a regular basis, and any “controlling shareholder” (as such term is defined in the Securities Law), or any family member (as such term is defined in the Companies Law) of such controlling shareholder will not be nominated as the Chair Person of the Audit Committee (all in accordance with Section 118 of the Companies Law).

82.          Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article 82 shall constitute presence in person at such meeting.

83.          Every Director may at any time call a Board meeting and the Chairman shall call such a meeting upon such request. The Chairman of the Board shall act without delay to call a meeting of the Board within ten (10) days of the date on which the Company’s external auditor reports to him that he has learned of a material deficiency in the audit of the Company’s accounts or of a notice or report of the Company’s chief executive officer which obliges action by the Board.

84.          Any notice of a Board meeting shall be given in writing in accordance with Articles 125-130 below. A written notice shall be given at least three (3) days before the time appointed for the meeting (such three (3) days not to include the day on which the notice is deemed received by a Director, but may include the day fixed for such a meeting of the Board), unless all of the members of the Board at that time agree to a shorter notice or waive notice altogether, and shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, reasonably requests to be included in the notice with respect to the meeting.

85.          Subject to the other provisions of these Articles, including, without limitation, Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions), issues raised before all meetings of the Board shall be decided by the majority of the Directors present at the meeting of the Board, each Director having one vote.

86.          Subject to the provisions of the Companies Law, all actions taken bona fide at any meeting of the Board, or of a committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

87.          Special Matters – Restrictive Provisions. Anything to the contrary in these Articles notwithstanding, provided that the provisions of this Article 87 shall not derogate from the provisions of Article 57, until the earlier of: (i) a Qualified IPO; or (ii) an Acquisition, the Company or any subsidiary of the Company shall be prohibited from taking the following actions in the event at least two of the Preferred Designees then in office vote against any of the resolutions or actions relating to such actions:

87.1.      any Interested Party Transaction;

87.2.      declaration or payment of any dividend or other distribution of cash, securities, or other assets or redemption or repurchase of any securities of the Company (other than pursuant to employee benefits plans approved by the Board);

87.3.      creating or authorizing the creation of any debt security and/or any borrowings;

87.4.      creating or holding shares, capital stock or any other equity securities in any subsidiary that is not a wholly-owned subsidiary or disposing of any subsidiary shares, stock or all or substantially all of any subsidiary assets; or

87.5.      any acquisition of, or material interest in, another entity.

88.          A resolution in writing signed or agreed to in writing (including by facsimile or email communication) by all of the Directors shall be valid for any purpose as a resolution adopted at a Board meeting that was duly convened and held. A resolution of the Board may be signed and delivered on behalf of a Director by his substitute.

89.          All actions performed bona fide by the Board or by any person acting as Director or as a substitute shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or substitute, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or in his qualifications so to serve.

90.          The Board shall cause minutes to be taken in English of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the Chairman of the meeting, shall serve as a prima facie proof of the truth of the contents of the minutes.

91.          The Directors shall comply with all provisions of the Companies Law, and especially with the provisions in respect of -

91.1.      Registration in the Company’s books of all liens that affect the Company’s assets;

91.2.      Keeping a register of Shareholders;

91.3.      Keeping a register of Directors;

91.4.      Delivery to the Israeli Registrar of Companies of all notices and reports that are required to be so delivered.

92.	Observers

92.1.      The Board may grant certain Shareholders the power to nominate one or more observers to attend in a nonvoting observer capacity all meetings of the Board, provided that the observer executes confidentiality undertakings in a form reasonably satisfactory to the Company. Subject to the right of the Company to exclude the observer from receipt of any information or attendance of any meeting to the extent the Board determines in good faith that doing so is necessary in order to (i) fulfill the Company’s obligations with respect to confidential or proprietary information of third parties, or (ii) preserve attorney-client privilege and/or prevent a conflict of interest, such observers shall be entitled to receive notice of, to attend and to receive copies of any documentation distributed to Directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the time such notice or material is provided or delivered to members of the Board. In the event that an observer is excluded from a meeting of the Board, the Company shall inform the observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the observer, to the same extent the Company would have, in such a case, informed/explain, if such a person served as a Director.

92.2.      The appointment, removal or replacement of an observer may be effective at any time, by delivery of a written notice to the Company, signed by the Shareholder entitled to effect such appointment, removal or replacement.

92.3.      Anything to the contrary notwithstanding an observer will not be deemed a Director.

92.4.      Insight shall have the right to appoint one (1) non-voting observer to attend in a nonvoting observer capacity all meetings of the Board, subject to the terms and conditions of this Article 92.

Personal Interest

93.          All transactions and actions in which an Office Holder (as such term is defined in the Companies Law) in the Company has a personal interest shall be approved in accordance with the provisions of the Companies Law and shall be further subject to any additional conditions or restrictions contained in these Articles.

Local Management

94.          The Board may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit.

95.          Without derogating from the general powers granted to the Board pursuant to the preceding Article, the Board may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a Director or agent, and may decide his manner of compensation. The Board may from time to time grant a person so appointed any power, authority, or discretion that the Board have at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Board deems fit. The Board may from time to time relieve any person so appointed or revoke or change any such authorization.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

96.          Subject to the provisions of Articles 57 and 87 (Restrictive Provisions), the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the Chief Executive Officer of the Company (also referred to herein as the “General Manager”). The appointment may be either for a fixed period of time or without limiting the time that the General Manager will stay in office. The Board may, from time to time, subject to the provisions of the Companies Law and of any provision in any contract between the General Manager and the Company, release him from his office and appoint another or others in his or their place. The General Manager shall be responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions. The General Manager shall have all managerial and operational authorities, which were not conferred by Law or pursuant to these Articles to any other organ of the Company, provided that he shall be under the supervision of the Board. In addition, the Board may from time to time grant and bestow upon the General Manager those powers and authorities that it exercises pursuant to these Articles and subject to the provisions of the Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities, or takeover the General Managers’ powers and authorities and act in his stead and place. The Board may instruct the General Manager how to act in a particular matter; if the General Manager does not comply with the instruction, the Board may exercise the power required to implement the instruction in his stead. In the event that the General Manager is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

97.          In the event the General Manager’s powers and authorities were not specifically provided for and determined by the Board, the General Manager shall have all rights, powers and authorities relating to the management of the Company which were not specifically granted pursuant to these Articles or the provisions of the Companies Law to the Board or the Shareholders, including all executive powers required to manage the Company in its ordinary course of business, subject to the supervision and authority of the Board. The General Manager will have the power and authority to delegate his or her power and authorities to any other employee or consultant of the Company, all in accordance with Companies Law.

98.          The Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

99.          The wages and any other compensation of the General Manager and other managers, officers or personnel shall be determined from time to time by the Board (which determination must include at least two of the Preferred Designees), and it may be paid by way of a fixed salary or commission, or a percentage of profits of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

100.        The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

101.        Subject to these Articles and the provisions of Sections 301 through 311 of the Companies Law, the Company, at a General Meeting and upon the recommendation of the Board, may declare a Dividend to be paid to the Shareholders, according to their rights and benefits in the profits, and to decide the time of payment. A Dividend may not be declared in excess of that recommended by the Board, although the Company at a General Meeting may declare a smaller Dividend.

102.        A notice of the declaration of a Dividend shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

103.        Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value, if any, paid up on account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

104.        Notwithstanding anything else herein to the contrary, the holders of Preferred Shares shall be entitled, prior to and in preference over holders of all other Ordinary Shares (or other securities, if any) of the Company, in the event that the Company declares or distributes dividends, to receive for each Preferred Share (subject to adjustment for any Recapitalization Event), an amount per share equal to eight percent (8%) of the applicable Original Issue Price per share per annum, until such time as an aggregate amount equal to the applicable Original Issue Price has been paid to the holders of Preferred Shares (the “Dividend Preference”). The dividends shall be cumulative. No payments will be paid with respect to Ordinary Shares prior to the payment of the Dividend Preference with respect to Preferred Shares. If the amount declared or distributed is less than the amount needed to pay the holders of Preferred Shares the full Dividend Preference as provided herein, such holders shall be entitled to receive a pro rata portion of the amount distributed, based on the amount of Dividend Preference to which each holder is entitled hereunder. After payment to the holders of Preferred Shares of the full Dividend Preference, any remaining distributions shall be distributed ratably to the holders of all the Ordinary Shares and the Preferred Shares (treating the Preferred Shares on an As-Converted basis) in proportion to the number of shares then held by them.

105.        The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; In any such case, subject to the Companies Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such condition.

106.        At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures of the Company, or by means of distribution of fully paid up shares or debentures of any other company, or in one or more of the aforesaid ways.

107.        The Company shall have, subject to Articles 18-21 above, a Lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

108.        The persons registered in the Register as shareholders on the record date for declaration of the Dividend shall be entitled to receive the Dividend. A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

109.        A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

110.        If at any time the share capital is divided into different classes of shares, the distribution by way of Dividend of fully paid up shares, shall be made by way of each holder of shares entitled to fully paid up shares receiving shares of the class of shares held by him and entitling him to fully paid up shares.

111.        In order to give effect to any resolution in connection with Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit.

112.        The Board may, with respect to all Dividends not demanded within thirty (30) days after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded.

113.        The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Articles 110 and 111.

114.        Reserved.

Reserves

115.        The Board may, subject to the provisions of these Articles, set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall in the discretion of the Board be beneficial to the Company, and the Board may invest the various sums so set aside in such investments as it deems proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in its discretion, beneficial to the Company. The Board may generally create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in its discretion as it deems fit so long as the creation, changes or usage of such funds do not exceed any provision of the Companies Law or accepted accounting principles and practices.

116.        All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Companies Law permit.

117.        Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

118.        The Company may from time to time, subject to the provisions of these Articles, by resolution of the Board, resolve that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The Board may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 110 above, mutatis mutandis.

Office

119.        The Board shall determine the location of the Office.

Seal, Stamp and Signatures

120.        Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

Accounts and Audit

121.	The Board shall cause correct accounts to be kept:

121.1.    Of the assets and liabilities of the Company;

121.2.    Of moneys received or expended by the Company and the matters for which such moneys are expended or received;

121.3.    Of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the Directors.

122.        The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a Director shall have any right to inspect any account book or document of the Company except as conferred contractually or by the Companies Law, or authorized by the Board or by the Company in a General Meeting.

123.	Accountants.

123.1.    Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

123.2.    The General Meeting may, from time to time, (a) appoint the Company’s auditor, to serve in such position until the completion of one (1) “Act of Audit” (as defined in Section 154(A) of the Companies Law), or, if the General Meeting so resolves, until the completion of three (3) “Acts of Audit”, and (b) remove the auditor from his office.

123.3.    The auditor’s appointment will be for a period not exceeding the third annual General Meeting held subsequent to the General Meeting in which the auditor was appointed or until the completion of three audits, according to the latest.

123.4.    The auditor’s remuneration for the inspection and auditing activities and/or any other service rendered by him to the Company will be determined by the Board.

124.        Not less than once a year, the Board shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Board with respect to the condition of the Company’s business, the amount (if any) they propose as a Dividend and the amount (if any) that they propose to set aside for the fund accounts.

Notices

125.        A notice or any other document may be served by the Company upon any Shareholder or Director either personally or by sending it by mail, facsimile, or electronic mail addressed to such Shareholder or director at his registered address as appearing in the Register or in the register of Directors, as applicable. If the address of a Shareholder or a Director is outside of Israel, then any notice sent by mail shall be sent by airmail.

126.        Notices to the Company shall be addressed to its Office.

127.        All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

128.        A Shareholder registered in the Register or a Director who is registered in the register of Directors who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

129.        A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or telex or facsimile or electronic mail addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

130.        Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery thereof or addressee’s refusal to receive, (ii) if sent by mail, shall be deemed to have been served seven (7) days after the delivery thereof to the post office, if sent by airmail, and three (3) days after the delivery thereof to the post office, if sent by domestic post, and (iii) if sent by facsimile or electronic mail, shall be deemed to have been served on the next Business Day after the time such facsimile transmission (if facsimile transmission is electronically confirmed) or email (except if a notice is received stating that such electronic mail has not been successfully delivered) was sent. In proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered at the post office, or transmitted by facsimile (if facsimile transmission is electronically confirmed) or email (except if a notice is received stating that such electronic mail has not been successfully delivered), as the case may be.

131.	Office Holders’ Indemnity, Insurance and Release of Office Holders

131.1.    Office Holder. As used in these Articles, the term “Office Holder” shall have the meaning ascribed thereto in the Companies Law.

131.2.    Indemnification of Office Holders. Subject to applicable law, the Company may indemnify an Office Holder with respect to any of the following expenses or liabilities imposed on, or incurred by, such Office Holder in consequence of any act performed or omission committed by such Office Holder in his/her/its capacity as such:

131.2.1.       a monetary liability imposed on an Office Holder pursuant to a court judgment in favor of a third party (excluding the Company or a subsidiary of the Company, directly or by way of a derivative action), including a judgment imposed on such Office Holder in a compromise or in an arbitration decision approved by a competent court; or

131.2.2.       reasonable litigation expenses, including attorney’s fees, which were incurred by such Office Holder in consequence of an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, which was either (i) “concluded without the filing of an indictment” (as defined in Section 260(a)(1A) of the Companies Law) against such Office Holder and without the imposition thereon of any “monetary obligation in lieu of a criminal proceeding” (as defined in Section 260(a)(1A) of the Companies Law), or (ii) “concluded without the filing of an indictment” against such Office Holder but with the imposition thereon of a “monetary obligation in lieu of a criminal proceeding” for an offense that does not require a proof of mens rea element, or in connection with a financial sanction; or

131.2.3.       reasonable litigation expenses, including attorneys’ fees, incurred by such Office Holder, or which were imposed on him by court, (i) in a proceeding instituted against such Office Holders by the Company or on its behalf or by a third party, or (ii) as in a criminal indictment of which he was acquitted, or (iii) in a criminal indictment of which he was convicted of an offense which does not require proof of mens rea element; or

131.2.4.       a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

The Company may, to the extent permitted by the Companies Law, (i) undertake in advance to indemnify an Office Holder as aforesaid, provided that if such undertaking is made in accordance with Article 131.2.1 above then such undertaking shall be limited (a) to such events which, in the opinion of the Board, are anticipated in light of the Company’s actual activities at the time the undertaking to indemnify is given; and (b) to such amounts or criteria which the Board has determined as being reasonable under the circumstances; and further provided that such undertaking to indemnify shall state (x) the events which, in the opinion of the Board, are anticipated in light of the Company’s actual activities at the time the undertaking to indemnify is given, and (y) the amounts or criteria which the Board has determined as being reasonable under the circumstances, or (ii) indemnify an Office Holder retroactively as set forth in Articles 130.2.1 through 130.2.3.

131.3.    Release of Office Holders. The Company may, to the extent permitted by the Companies Law, exempt in advance an Office Holder of the Company from his/her/its liability, in whole or in part, for damages resulting from the breach of his/her/its duty of care to the Company, provided however, that the Company may not exempt in advance a Director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in a “Distribution” (as defined in the Companies Law).

131.4.    Insurance of Office Holders. The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder for any liability that shall be imposed on him in consequence of an act performed or omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company, in any of the following:

131.4.1.       a breach of his/her/its duty of care to the Company or to another person;

131.4.2.       a breach of his/her/its fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act or omission would not harm the Company;

131.4.3.       a monetary liability that will be imposed on him/her/it in favor of another person; or

131.4.4.       a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

131.5.       General.

131.5.1.       The provisions above of this Article 131 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder of the Company, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder of the Company to the extent that such insurance and/or indemnification and/or release from liability is permitted under applicable law.

131.5.2.       To the fullest extent permitted by law, a Director of the Company shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty or duty of care as a Director. If the Companies Law or any other law of the State of Israel is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the applicable law as so amended.

131.5.3.       To the fullest extent permitted by law, the Company renounces, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Share or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a Director of the Company.

132.        Distribution Preference. In any Liquidation Event (as defined below), funds, assets or proceeds (whether cash, capital, surplus, earnings, funds, shares, securities or assets of any kind) legally available for distribution to Shareholders or payable to Shareholders in connection with such Liquidation Event, as the case may be (“Distributable Assets”) shall be distributed to the Shareholders in the following order and preference:

132.1.    First, the holders of the Preferred E Shares shall be entitled to receive on a pro-rata basis among themselves, prior to and in preference to any distribution of any of such assets or surplus funds of the Company to the holders of any other classes of shares by reason of their ownership thereof, in respect of each Preferred E Share, an amount per Preferred E Share, equal to the Series E Original Issue Price (as adjusted for any Recapitalization Event with respect to such shares) plus any declared but unpaid dividends thereon less any amount actually paid pursuant to this Article 132 (the “Series E Preference Amount”). If the assets and funds thus distributed among the holders of the Preferred E Shares shall be insufficient to permit the payment to such holders of the full aforesaid Series E Preference Amount, then the entire amount of such assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred E Shares in proportion to the Series E Preference Amount that each such holder is otherwise entitled to receive, and

132.2.    Second, after payment to the holders of the Preferred E Shares of the Series E Preference Amount, the holders of the Preferred D Shares shall be entitled to receive on a pro-rata basis among themselves, prior to and in preference to any distribution of any of such assets or surplus funds of the Company to the holders of any other classes of shares by reason of their ownership thereof, in respect of each Preferred D Share, an amount per Preferred D Share, equal to the Series D Original Issue Price (as adjusted for any Recapitalization Event with respect to such shares) plus any declared but unpaid dividends thereon less any amount actually paid pursuant to this Article 132 (the “Series D Preference Amount”). If the assets and funds thus distributed among the holders of the Preferred D Shares shall be insufficient to permit the payment to such holders of the full aforesaid Series D Preference Amount, then the entire amount of such assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred D Shares in proportion to the Series D Preference Amount that each such holder is otherwise entitled to receive, and

132.3.    Third, after payment to the holders of the Preferred E Shares of the Series E Preference Amount and to the holders of the Preferred D Shares of the Series D Preference Amount, the holders of the Preferred C Shares shall be entitled to receive on a pro-rata basis among themselves, prior to and in preference to any distribution of any of such assets or surplus funds of the Company to the holders of any other classes of shares by reason of their ownership thereof, in respect of each Preferred C Share, an amount per Preferred C Share, equal to the Series C Original Issue Price (as adjusted for any Recapitalization Event with respect to such shares) plus any declared but unpaid dividends thereon less any amount actually paid pursuant to this Article 132 (the “Series C Preference Amount”). If the assets and funds thus distributed among the holders of the Preferred C Shares shall be insufficient to permit the payment to such holders of the full aforesaid Series C Preference Amount, then the entire amount of such assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred C Shares in proportion to the Series C Preference Amount that each such holder is otherwise entitled to receive, and

132.4.    Fourth, after payment to the holders of the Preferred E Shares of the Series E Preference Amount, to the holders of the Preferred D Shares of the Series D Preference Amount and to the holders of the Preferred C Shares of the Series C Preference Amount, the holders of the Preferred B Shares, Preferred B-1 Shares and Preferred B-2 Shares shall be entitled to receive on a pro-rata basis among themselves, prior to and in preference to any distribution of any of such assets or surplus funds of the Company to the holders of any other classes of shares by reason of their ownership thereof, in respect of each Preferred B Share, Preferred B-1 Share and/or Preferred B-2 Share, as applicable, an amount per Preferred B Share, Preferred B-1 Share and/or Preferred B-2 Share, as applicable, equal to their applicable Original Issue Price (as adjusted for any Recapitalization Event with respect to such shares) plus any declared but unpaid dividends thereon less any amount actually paid pursuant to this Article 132 (the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of the Preferred B Shares, Preferred B-1 Shares and/or Preferred B-2 Shares shall be insufficient to permit the payment to such holders of the full aforesaid Series B Preference Amount, then the entire amount of such assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred B Shares, Preferred B-1 Shares and/or Preferred B-2 Shares in proportion to the Series B Preference Amount that each such holder is otherwise entitled to receive, and

132.5.    Fifth, after payment to the holders of the Preferred E Shares of the Series E Preference Amount, to the holders of the Preferred D Shares of the Series D Preference Amount, to the holders of the Preferred C Shares of the Series C Preference Amount, and to the holders of the Preferred B Shares, Preferred B-1 Shares and/or Preferred B-2 Shares of the Series B Preference Amount, the holders of the Preferred A Shares shall be entitled to receive on a pro rata basis among themselves, prior to and in preference to any distribution of any of such assets or surplus funds of the Company to the holders of Ordinary Shares by reason of their ownership thereof, in respect of each Preferred A Share, an amount per Preferred A Share equal to the Series A Original Issue Price (as adjusted for any Recapitalization Event with respect to such shares) plus any declared but unpaid dividends thereon less any amount actually paid pursuant to this Article 132 (the “Series A Preference Amount”). If the assets and funds thus distributed among the holders of the Preferred A Shares shall be insufficient to permit the payment to such holders of the full aforesaid Series A Preference Amount, then the entire amount of such assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred A Shares in proportion to the Series A Preference Amount that each such holder is otherwise entitled to receive, and

132.6.    Sixth, after payment to the holders of the Preferred E Shares of the Series E Preference Amount, to the holders of the Preferred D Shares of the Series D Preference Amount, to the holders of the Preferred C Shares of the Series C Preference Amount, to the holders of the Preferred B Shares, Preferred B-1 Shares and/or Preferred B-2 Shares of the Series B Preference Amount, and payment to the holders of the Preferred A Shares of the Series A Preference Amount, the entire amount of the assets and funds legally available for distribution, if any, shall be distributed ratably to the holders of all Ordinary Shares, in each case in proportion to the nominal value, if any, of the shares then held by them.

132.7.    If, as a result of the limitations set forth in Articles 132.1, 132.2, 132.3, 132.4, 132.5 and 132.6 the holder of any Preferred Shares would receive a greater distribution by converting such Preferred Shares into Ordinary Shares upon a Liquidation Event, then such Preferred Shares shall be deemed to automatically convert to Ordinary Shares subject to and conditioned upon the closing of the Liquidation Event, such that the holder shall be entitled to receive such greater distribution.

132.8.    Allocation of Escrow. In the event of a Liquidation Event, if any portion of the consideration payable to the Shareholders is placed into escrow and/or is subject to a holdback and/or is payable to the Shareholders subject to contingencies (collectively, the “Contingent Consideration Mechanism”), and pro rata participation by the Preferred Shares in the Contingent Consideration Mechanism would result in the holders of Preferred Shares, as applicable, receiving less than their Series E Preference Amount and/or Series D Preference Amount and/or Series C Preference Amount and/or Series B Preference Amount and/or Series A Preference Amount, as applicable, at the closing of such Liquidation Event, then the agreement relating to the Liquidation Event (e.g., a merger, share purchase or similar agreement) shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to a holdback or any contingencies (the “Initial Consideration”) shall be allocated among the Shareholders in accordance with this Article 132 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (b) any additional consideration which becomes payable to the Shareholders pursuant to the Contingent Consideration Mechanism shall be allocated among the Shareholders in accordance with this Article 132 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

132.9.    Notwithstanding anything to the contrary contained in these Articles, the Preferred Shares Majority (consenting as a single class on an As-Converted Basis) together with the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority may waive treatment of a Liquidation Event in accordance with Article 132, in which case all Distributable Assets shall be distributed pro-rata (treating the Preferred Shares on an As-Converted Basis) among the holders of the Preferred Shares and Ordinary Shares on a pari-passu, no preference basis.

132.10.   Unless otherwise determined by the Preferred Shares Majority and the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority, a “Liquidation Event” shall include: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) any Acquisition, and (iii) Asset Transfer. For the purposes of this Article 132: (a) “Acquisition” shall mean (A) any consolidation, merger or reorganization of the Company with or into any other corporation or other entity or Person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity (or in the event stock or ownership interests of an affiliated entity are issued in such transaction, less than 50% of the voting power of such affiliated entity) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which no less than 50% of the Company’s outstanding voting power is transferred (e.g., by way of the sale of all or substantially all of the Company’s share capital); provided that an Acquisition shall not include (x) any consolidation, merger or reorganization effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions effected principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (b) “Asset Transfer” means the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, or any exclusive license of material intellectual property of the Company, except where such sale, lease, transfer, other disposition or exclusive license is to a wholly owned subsidiary of the Company.

132.11.   Unless otherwise determined by the holders of the Preferred Shares Majority and the Preferred C Shares Majority, the Preferred D Shares Majority and the Preferred E Shares Majority, the Company shall not have the power to effect a Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the Shareholders shall be allocated among the holders of share capital of the Company in accordance with Article 132.

132.12.   The amount deemed paid or distributed to the Shareholders upon any Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such Shareholders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board (including at least two of the Preferred Designees).

133.	Bring Along

133.1.        Merger or Sale of Shares

133.1.1.       Notwithstanding the provisions of Section 341, Sections 314 – 327 and Sections 350 - 351 of the Companies Law (to the extent permitted thereunder) as well as Articles 39 (Right of First Refusal), Article 38 (Strategic Investor) above, but subject to Article 132 hereof (Distribution Preference) and Articles 57 (Restrictive Provisions) and 87 (Restrictive Provisions), if prior to an IPO Shareholders holding the Requisite Majority (defined below) (in this Article 133.1, the “Proposing Shareholders”) elect to sell all of their Equity Securities or agree to a merger of the Company with or into another company (in a forward or a reverse direct or triangular merger) or the consolidation of the company or any other form of transaction pursuant to which all of the Proposing Shareholders’ Equity Securities will be exchanged for consideration (in this Article 133.1, the “Proposed Transaction”) to (or with) any Person (in this Article 133.1, the “Buyer”), then, provided the proceeds of such Proposed Transaction shall be distributed in accordance with the distribution preference provisions set forth in Article 132, all other Shareholders of the Company (in this Article 133.1, “Remaining Shareholders”), will be obligated, if requested, in writing, by the Company, the Proposing Shareholders or the Buyer (in this Article 133.1, the “Bring Along Notice”), to sell all of their Equity Securities to the Buyer (or to agree to the merger or any other form of the Proposed Transaction), at the same price per each share and upon the same contractual terms and conditions as applicable to the Proposing Shareholders with appropriate adjustments to reflect any applicable Distribution Preferences and priorities of the Preferred Shares. The price, terms and conditions of a Proposed Transaction shall be considered to apply in the same manner as to all Shareholders: (i) if the application of such price, terms and conditions with respect to each class of shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such Proposed Transaction as determined pursuant to the provisions of Article 132 above); and (ii) even if certain Shareholders will receive consideration and benefits that other Shareholders will not receive, provided that such additional benefits are not granted to such Shareholders in their capacity as Shareholders and for their Shares but rather as creditors (as repayment of funds extended pursuant to any debt facility), holders of certain contractual rights that are requested to be terminated in the context of the Proposed Transaction, in consideration to employee or consultancy services (including signing bonus, consideration under a retention plan and the like) or as consideration for additional assets (e.g., assignment of intellectual property) obligations or limitations (e.g., non-compete non-solicit and the like).

133.1.2.       Upon receipt of the Bring Along Notice, each Remaining Shareholder shall be obligated to agree to the Proposed Transaction and to sell all of his, her or its shares and any other Equity Securities owned or held by such Remaining Shareholder in connection therewith, notwithstanding any other no sale right, first refusal rights or other rights to which such Shareholder is entitled or by which it is bound, and the proceeds of such Proposed Transaction shall be distributed in accordance with the Distribution Preference provisions set forth in Article 132.

133.1.3.       At the closing of the Proposed Transaction (which place, date and time shall be designated by the Company or the Proposing Shareholders and information with respect thereto will be provided to each of the Remaining Shareholders at least ten (10) days in advance, provided that the Board shall be entitled to shorten such period), each Shareholder shall: (i) provide the Buyer all of the information reasonably determined by Buyer and the Company to be required in connection with the Proposed Transaction; (ii) execute the agreements and other documentations relating to the Proposed Transaction including, without limitation, (A) a share purchase, merger or similar agreement, (B) indemnification agreements, (C) waivers and releases (provided that such waivers and releases are limited to any claim or demand the Shareholder may have (e.g., for additional equity securities, entitlement to compensation pursuant to his, her or its investment in the Company and the like) and not for any other matter), (D) instruments regarding the nomination of shareholders’ representatives and (E) other agreements customary in the context of the Proposed Transaction, provided that with respect to any share purchase agreement, merger agreement and indemnification agreements: (I) the liabilities set forth in such agreement will be several and not joint and will in no event (other than fraud or intentional breach) exceed the amount paid to each Shareholder pursuant to the Proposed Transaction; (II) the representations and warranties each Shareholder will be required to make will be limited to his, her or its: (aa) authority to enter into the Proposed Transaction; (bb) ownership of its shares; (cc) shares being free and clear of any Liens; (dd) non contravention and no breach of any applicable law or agreement; and (ee) when consideration is in the form of Buyer’s equity, representations relating to securities law matters; (iii) delivery of all corporate approvals that may be required by the Buyer in the context of the Proposed Transaction (including voting in favor of the Proposed Transaction); (iv) deliver certificates evidencing all of its Equity Securities, duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Buyer, duly executed by such Remaining Shareholder; (v) deliver any other document which may reasonably be requested for the consummation of the Proposed Transaction (including confidentiality agreements, assignment of invention agreements and the like) against delivery of the purchase price therefor; and (vi) release any Lien any Person may have with respect to such Remaining Shareholder shares.

133.1.4.       With respect to a sale of the Company’s Equity Securities, the provisions of Article 132.1 (inclusive) are in addition to the provisions of Section 341 of the Companies Law and not in substitution of such provisions. A Remaining Shareholder will not be entitled to request the Company, the Proposing Shareholders or any other party to the Proposed Transaction (e.g., the Buyer) to rely on Section 341 of the Companies Law and to oppose the execution of the transaction documents pertaining to the Proposed Transaction. In addition, a Shareholder will not be entitled to bring a claim against the Company or the Proposing Shareholders with respect to the structure of the Proposed Transaction (e.g., the election of a share purchase agreement and not a merger).

133.1.5.       With respect to Section 341 of the Companies Law, the Shareholders specifically agree to amend the provisions set forth therein in the following manner:

133.1.5.1.      subject to Article 57 (Special Matters - Restrictive Provisions), the threshold set forth in Section 341 shall mean the Requisite Majority (defined below).

133.1.5.2.      the notices that should be sent by the Buyer according to the provisions set forth in Section 341(a) and 341(c) (each a “341 Notice”) may be sent by either the Buyer or the Company and the time frame set forth in the aforementioned provisions for sending each of the 341 Notices shall not be limited to the time frame specified therein.

133.1.5.3.      Section 341(d) should not be interpreted or construed in a manner which limits the Shareholders’ power only to amendment of the threshold set forth in Section 341(a) (by lowering the 80% provided for in the Companies Law to a simple majority as contemplated in these Articles) and therefore the terms set forth herein are to supersede the provisions of Section 341.

133.1.6.       Notwithstanding anything in these Articles (other than Articles 57 and 87 (Restrictive Provisions) or, to the extent permitted, in any applicable law to the contrary), the approval of a Proposed Transaction, or any transaction consummated pursuant to Section 341 of the Companies Law, or the provisions of Sections 314 – 327 of the Companies Law, or the provisions of Section 350 – 351 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class (and in case of a “Scheme of Arrangement” pursuant to Section 350, will not be subject to an interest vote). The Shareholders specifically agree that in the event the Company is the surviving company in a merger (or a reverse triangular merger), notwithstanding the fact that the Shareholders will be exchanging their shares, the Company shall not be deemed to be a “Target Company” (“חברת יעד”) and therefore the Proposed Transaction will not require a class vote. In the event that under the applicable law a class (or interest) vote is required, each Shareholders agrees to vote his, her or its shares in favor of the Proposed Transaction.

133.1.7.       In this Article 133.1 the term “Requisite Majority” will mean the majority of the issued and outstanding share capital of the Company calculated on an As-Converted Basis, provided that if the Proposed Transaction is in the form of a: (i) merger, then, when computing the aforementioned majority, the provisions of Section 320(c) of the Companies Law shall apply; and (ii) share purchase agreement, then, in the event the Buyer is a Shareholder, or is a Person, which, directly or indirectly, controls, or is under common control with a Shareholder, such Shareholder shall be considered to be an “Interested Shareholder” and as such, shall not be included in calculating the threshold majority set forth above. The above will not derogate from the requirement of the Preferred Shares Majority pursuant to Article 57 (Special Matters - Restrictive Provisions).

133.1.8.       Any breach of the provisions set forth in this Article 133.1 by a Shareholder (“Breaching Shareholder”) will be deemed to be a breach of contract. In addition to any remedy the Company or each Shareholder who is not a Breaching Shareholder may have, under applicable law (including specific performance), against any Breaching Shareholder, such Breaching Shareholder’s Shares will be either forfeited or repurchased by the Company for no consideration (or the Company will be entitled to issue to all other Shareholders Ordinary Shares in a number which will dilute such Breaching Shareholders holdings in the Company to 0.001% of the Company’s issued and outstanding share capital (on an As-Converted Basis). The Shareholders represent and warrant that the aforementioned mechanism was carefully considered prior to one becoming a Shareholder in the Company and is deemed to be reasonable compensation for a breach of any provisions of this Article 133.1 as it may result in the failure of the Proposed Transaction. The Board (including at least two of the Preferred Designees), at its sole and absolute discretion, will have the power to waive all or part of the remedies pursuant to this Article 133.1.

133.2.    Reserved.

133.3.    Redomestication; Reorganization; Flip, etc.

133.3.1.       Notwithstanding any of the provisions of the Companies Law (to the extent permitted thereunder) and Article 39 (Right of First Refusal) above, but subject to Article 132 and Articles 57 and 87 (Restrictive Provisions) hereof, if prior to a Qualified IPO, Shareholders holding the majority of the Company’s issued share capital (on an As-Converted Basis) (in this Article 132.3, the “Proposing Shareholders”), including the Preferred Shares Majority, agree to any form of redomestication, reorganization or any other form of transaction pursuant to which the shares of the Company are exchanged into equity securities of another company (“NewCo”) with each Shareholder of the Company holding in NewCo the same proportion of shares such Shareholder held in the Company prior to the proposed transaction (collectively: a “Flip”), then, provided that: (i) the rights, powers and privileges each Shareholder had in the Company are maintained in NewCo (to the extent permitted under the applicable law); and (ii) the “Flip” is to a foreign corporation (e.g., a Delaware Corporation); and (iii) the Company obtains proper tax ruling deferring tax payments with respect the Flip in any applicable jurisdiction until no earlier than the date on which each Shareholder shall receive cash proceeds with respect to the securities of NewCo, all remaining shareholders (in this Article 133.3, “Remaining Shareholders”) will be obligated to agree to the Flip and execute all documents and submit all agreements with respect to the aforementioned transaction.

133.3.2.       The provisions of Article 133.1 will apply, mutatis mutandis, to this Article 133.3.

133.4.    Termination. The provisions of Article 133 will terminate immediately prior to the consummation of the Company’s Qualified IPO.

******************************